Exhibit 10.7

SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

DATED AS OF DECEMBER 31, 2007

AMONG

NATIONWIDE MUTUAL INSURANCE COMPANY,

NATIONWIDE LIFE INSURANCE COMPANY,

NATIONWIDE FINANCIAL SERVICES, INC.,

THE SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS,

CITICORP USA, INC.,

AS AGENT,

THE FRONTING BANKS PARTY HERETO,

AND

THE SWING LINE BANKS PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS SYNDICATION AGENT

ABN AMRO BANK N.V.,

BANK OF AMERICA, N.A.,

THE BANK OF NEW YORK,

JPMORGAN CHASE BANK, N.A.,

KEYBANK NATIONAL ASSOCIATION

AND

HSBC BANK USA, NATIONAL ASSOCIATION

AS CO-DOCUMENTATION AGENTS

CITIGROUP GLOBAL MARKETS INC.

AND

WACHOVIA CAPITAL MARKETS, LLC

AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

Section		Page
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		75
12.1	Successors and Assigns	75
12.2	Participations	76
12.3	Assignments	77
12.4	Dissemination of Information	77
12.5	Tax Treatment	78
12.6	Designation	78

ARTICLE XIII NOTICES		79
13.1	Notices	79
13.2	Electronic Communications	79
13.3	Change of Address	81

ARTICLE XIV COUNTERPARTS		81

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		82
15.1	CHOICE OF LAW	82
15.2	CONSENT TO JURISDICTION	82
15.3	WAIVER OF JURY TRIAL	82

ARTICLE XVI AMENDMENT AND RESTATEMENT		82

SCHEDULES

Pricing Schedule
Schedule 1	Commitments
Schedule 2	List of Swing Line Commitments
Schedule 5.08	Subsidiaries
Schedule 6.12	Liens

EXHIBITS

Exhibit A-1	Ratable Note
Exhibit A-2	Competitive Bid Note
Exhibit B	Compliance Certificate
Exhibit C	Assignment Agreement
Exhibit D	Competitive Bid Quote
Exhibit E	Competitive Bid Quote Request
Exhibit F	Invitation for Competitive Bid Quotes
Exhibit G	Form of Notice of Swing Line Borrowing
Exhibit H	Form of Letter of Credit Request
Exhibit I	Form of Designation Letter
Exhibit J	Form of Termination Letter
Exhibit K	Form of Guaranty

SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

This Second Amended and Restated Five Year Credit Agreement, dated as of December 31, 2007, is among Nationwide Mutual Insurance Company, Nationwide Life Insurance Company, Nationwide Financial Services, Inc., the Subsidiary Borrowers party hereto, the Lenders, Citicorp USA, Inc., as Agent, the Fronting Banks party hereto and the Swing Line Lenders party hereto. The parties hereto agree as follows:

RECITALS:

WHEREAS, the Borrowers, the Lenders and the Agent are parties to an Amended and Restated Five Year Credit Agreement dated as of May 13, 2005 (as heretofore amended, modified or restated, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Agent wish to amend and, subject to Section 16.2, restate the Existing Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, the Agent, the Fronting Banks and the Swing Line Lenders hereby agree that the Existing Credit Agreement shall be amended and restated to read as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“ABR Advance” means an Advance which, except as otherwise provided in Section 2.9, bears interest at the Alternate Base Rate.

“ABR Loan” means a Loan which, except as otherwise provided in Section 2.9, bears interest at the Alternate Base Rate.

“Absolute Rate” means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Requesting Borrower pursuant to Section 2.3.

“Absolute Rate Advance” means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Requesting Borrower at the same time and for the same Absolute Rate Interest Period.

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

“Absolute Rate Interest Period” means, with respect to an Absolute Rate Advance, a period of not less than 1 and not more than 270 days commencing on a Business Day selected by the Requesting Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

“Absolute Rate Loan” means a Loan which bears interest at an Absolute Rate.

“Account Party” has the meaning set forth in Section 2.18(a).

“Advance” means a Ratable Advance, a Competitive Bid Advance or a Swing Line Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means CUSA in its capacity as contractual representative of the Lenders and the Fronting Banks pursuant to Article X, and not in its individual capacity as a Lender or a Fronting Bank, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that for the purposes of all computations required to be made with respect to compliance by any Borrower with Section 6.15, such term shall mean generally accepted accounting principles (excluding where SAP is applicable) as in effect on the date hereof, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day or (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Annual Statement” means the annual statutory financial statement of any Insurance Company required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Company’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Ratable Advances and Swing Line Advances at any time, the percentage rate per annum which is applicable at such time with respect to Advances as set forth under the heading “Eurodollar Margin” in the Pricing Schedule.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Utilization Fee Rate” means, at any time, the percentage rate per annum at which Utilization Fees are accruing as set forth in the Pricing Schedule.

“Arrangers” means, collectively, CGMI, WCM and their respective successors, in their capacity as Joint Lead Arrangers and Joint Book Managers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit C hereto.

“Authorized Officer” means any of the Treasurer or any Assistant Treasurer of a Borrower, acting singly.

“AXXX/XXX Transaction” means a transaction entered into by a Borrower in order to finance a portion of such Borrower’s reserve funding required by statute or regulation in connection with such Borrower’s sale of certain life insurance products.

“Beneficiary” means any Person designated by an Account Party to whom a Fronting Bank is to make payment, or on whose order payment is to be made, under a Letter of Credit.

“Borrowers” means, collectively, Nationwide Mutual, Nationwide Life, NFS, each Subsidiary Borrower and their respective successors and assigns.

“Borrowing Date” means a date on which an Advance (other than Swing Line Advances) is made hereunder.

“Borrowing Notice” means a Competitive Bid Borrowing Notice or a Ratable Borrowing Notice, as the context may require.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“CGMI” means Citigroup Global Markets Inc.

“Change in Control” means (a) in the case of Nationwide Mutual, it shall cease to be a mutual insurance company, (b) in the case of Nationwide Life, it shall cease to be a Wholly-Owned Subsidiary of NFS, and (c) in the case of NFS, it shall cease to be a Subsidiary of Nationwide Mutual.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Combined Annual Statement” means the Annual Statement required to be filed by Nationwide Mutual and its affiliated property and casualty insurers.

“Commitment” means, (a) with respect to each Lender, the amount specified for such Lender on Schedule 1 and (b) with respect to each Person which becomes a Lender after the

Closing Date, the amount specified for such Person on the signature page of the Assignment Agreement to which it is a party, in each case, as such amount may be permanently terminated or reduced from time to time pursuant to Section 2.5(c) or Section 8.1 or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.3.

“Competitive Bid Advance” means a borrowing hereunder made by some or all of the Lenders on the same Borrowing Date and consisting of the aggregate amount of the several Competitive Bid Loans of the same Type, for the same Interest Period and to the same Borrower.

“Competitive Bid Borrowing Notice” is defined in Section 2.3.6.

“Competitive Bid Loan” means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

“Competitive Bid Margin” means the margin above or below the applicable Eurodollar Base Rate (adjusted for reserve costs, if applicable) offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

“Competitive Bid Note” means any promissory note in the form of Exhibit A-2 hereto issued at the request of a Lender pursuant to Section 2.11 to evidence its Competitive Bid Loans.

“Competitive Bid Quote” means a Competitive Bid Quote substantially in the form of Exhibit D hereto completed and delivered by a Lender to the Agent in accordance with Section 2.3.4.

“Competitive Bid Quote Request” means a Competitive Bid Quote Request substantially in the form of Exhibit E hereto completed and delivered by the Borrower to the Agent in accordance with Section 2.3.2.

“Consolidated Person” means, for any taxable year of reference, each Person which is a member of the affiliated group of such Borrower if consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which such Borrower is a member for state income tax purposes.

“Consolidated Tangible Net Worth” means at any date the consolidated shareholders’ equity of NFS and its consolidated Subsidiaries plus any unrealized losses or less (a) any unrealized gains (in each case to the extent reflected in the determination of such consolidated shareholders’ equity) related, directly or indirectly, to securities available-for-sale, as determined in accordance with Statement of Financial Accounting Standards No. 115 (or any successor statements or amendments thereto) (in each case as affected by any subsequent relevant pronouncements of the Financial Accounting Standards Board or, if and to the extent applicable, the Securities and Exchange Commission) and (b) Intangible Assets, all determined as of such date in accordance with Agreement Accounting Principles based upon its most recent financial statements prepared in accordance with Agreement Accounting Principles; provided, that in calculating Consolidated Tangible Net Worth on any date the impact thereon of FIN 46 shall be excluded.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, but excluding (a) Contingent Obligations in respect of insurance policies issued in the ordinary course of business (including, without limitation, Contingent Obligations in respect of reinsurance agreements entered into in connection with the sale of Wausau General Insurance Company and its affiliates), (b) Contingent Obligations incurred by any Borrower in connection with the issuance of a License to a Subsidiary and (c) Contingent Obligations in respect of undrawn letters of credit which are issued in the ordinary course of business to support reinsurance obligations.

“Conversion/Continuation Notice” is defined in Section 2.2.4.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“CUSA” means Citicorp USA, Inc., in its individual capacity, and its successors.

“Date of Issuance” means the date of issuance by a Fronting Bank of a Letter of Credit under this Agreement.

“Default” means an event described in Article VII.

“Defaulting Lender” is defined in Section 2.18(l).

“Designating Lender” is defined in Section 12.6.

“Designation Letter” means a letter in substantially the form of Exhibit I hereto.

“Domestic Subsidiary” means each Subsidiary that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Drawing” means a drawing by a Beneficiary under any Letter of Credit.

“Drawing Date” means the date on which payment of a Drawing is made by a Fronting Bank.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means a Eurodollar Ratable Advance or a Eurodollar Bid Rate Advance, or both, as the context may require.

“Eurodollar Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.3.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance to a Borrower for the relevant Eurodollar Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, (a) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, and (b) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Agent to be the rate at which CUSA or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of CUSA’s relevant Eurodollar Ratable Loan, or, in the case of a Eurodollar Bid Rate Advance, the amount of the Eurodollar Bid Rate Advance requested by such Borrower, and having a maturity equal to such Eurodollar Interest Period.

“Eurodollar Bid Rate” means, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Competitive Bid Margin offered by such Lender and accepted by the Requesting Borrower.

“Eurodollar Bid Rate Advance” means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

“Eurodollar Bid Rate Loan” means a Loan which bears interest at a Eurodollar Bid Rate.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance to a Borrower, a period of one, two, three or six months commencing on a Business Day selected by such Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, as applicable; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Loan” means a Eurodollar Ratable Loan or a Eurodollar Bid Rate Loan, or both, as the context may require.

“Eurodollar Ratable Advance” means a Ratable Advance to a Borrower which bears interest at a Eurodollar Rate requested by such Borrower pursuant to Section 2.2.

“Eurodollar Ratable Loan” means a Ratable Loan to a Borrower which bears interest at a Eurodollar Rate requested by such Borrower pursuant to Section 2.2.

“Eurodollar Rate” means, with respect to a Eurodollar Ratable Advance for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender, Fronting Bank, applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender, Fronting Bank or the Agent is incorporated or organized or (b) any jurisdiction in which the Agent or such Lender or Fronting Bank maintains a lending office.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” is defined in the recitals.

“Expiration Date” means, with respect to a Letter of Credit, its stated expiration date.

“Extension of Credit” means the making of any Advance or the issuance (or amendment extending the term or increasing the amount) of a Letter of Credit.

“Facility Fee” is defined in Section 2.5(a).

“Facility Termination Date” means May 13, 2010, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FAS 35” means Financial Accounting Statement No. 35, “Accounting and Reporting by Defined Benefit Pension Plans” issued by the Financial Accounting Standards Board in March, 1980.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“FIN 46” means Interpretation No. 46, “Consolidation of Variable Interest Entities,” issued by the Financing Accounting Standards Board in January 2003.

“Fixed Rate” means the Eurodollar Rate, the Eurodollar Bid Rate or the Absolute Rate.

“Fixed Rate Advance” means an Advance which bears interest at a Fixed Rate.

“Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.

“Fronting Bank” means Citicorp USA, Inc., Wachovia Bank, National Association and any other Lender (in each case, acting directly or through an Affiliate) that delivers an instrument in form and substance satisfactory to the Borrowers and the Agent whereby such other Lender (or its Affiliate) agrees to act as “Fronting Bank” hereunder and that specifies the maximum aggregate Stated Amount of Letters of Credit that such other Lender (or its Affiliates) will agree to issue hereunder.

“Fronting Bank Fee Letter” has the meaning set forth in Section 4.1(h).

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by any of the foregoing.

“Guaranty” means a guaranty in the form of Exhibit K hereto made by any Borrower (other than a Subsidiary Borrower) in favor of the Agent for the benefit of the Lenders with respect to the Obligations of its Subsidiary Borrowers, as the same may be amended, restated, modified or supplemented from time to time.

“Hybrid Securities” shall mean, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Borrowers or any of their Subsidiaries that (a) are accorded equity treatment by S&P and (b) that, by their terms (or by the terms of any security into which they are convertible for or which they are exchangeable) or upon the happening of any event or otherwise, do not mature or are not mandatorily redeemable or are not subject to any mandatory repurchase requirement, at any time on prior to the date which is six months after the Facility Termination Date.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, including notes issued to an Affiliate in connection with the issuance by such Affiliate of trust preferred securities, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) obligations in respect of Surplus Debentures, (i) Net Mark-to-Market Exposure under Rate Management Transactions, (j) non-contingent obligations of such Person to reimburse any Lender or other Person in respect of amounts paid under a letter of credit and (k) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles or SAP, as applicable, would be shown as a liability on the consolidated balance sheet of such Person; provided, however, that for the purpose of determining compliance with Section 6.15.3 on any date, “Indebtedness” shall exclude (i) obligations of NFS and its Subsidiaries arising in respect of securities lending activities and securities repurchase or reverse-repurchase activities undertaken in the ordinary course of business in compliance with all applicable laws, (ii) indebtedness of NFS and its Subsidiaries incurred in connection with the sale or issuance of Structured Finance Securities, provided that no Borrower or Subsidiary has any recourse obligations with respect thereto, (iii) indebtedness of NFS and its Subsidiaries incurred in connection with the sale or issuance of Hybrid Securities; provided, that the total indebtedness incurred in connection with the sale or issuance of Hybrid Securities and excluded pursuant to this clause (iii) may at no time exceed 15% of the Total Capitalization of NFS and (iv) securities issued by NFS and its Subsidiaries in connection with the sale or issuance of credit enhanced equity interests in low income housing tax funds; provided, that the amount of any indebtedness so excluded shall be reduced by the amount of any guarantee reserves associated therewith.

“Insurance Company” means Nationwide Mutual, Nationwide Life or any Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary (including any Subsidiary Borrower) which is engaged in the business of underwriting policies of insurance.

“Intangible Assets” means the amount (to the extent reflected in determining such consolidated shareholders’ equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets; provided, that the deferred policy acquisition costs shall not be considered Intangible Assets for the purposes of this definition.

“Interest Period” means a Eurodollar Interest Period or an Absolute Rate Interest Period.

“Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit F hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.3.3.

“L/C Commitment Amount” means $300,000,000 as the same may be reduced permanently from time to time pursuant to Section 2.5 hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, and, as the context requires, means the Swing Line Lenders, and, in each case, their respective successors and assigns.

“Lending Installation” means, with respect to a Lender, a Fronting Bank or the Agent, the office, branch, subsidiary or Affiliate of such Lender, such Fronting Bank or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, such Fronting Bank or the Agent pursuant to Section 2.15.

“Letter of Credit” has the meaning set forth in Section 2.18(a).

“Letter of Credit Cash Cover” has the meaning set forth in Section 8.1.

“Letter of Credit Request” has the meaning set forth in Section 2.18(c).

“LIBOR Market Index Rate” means for any day, the rate for one (1) month U.S. Dollar deposits as reported on Reuters Page LIBOR01, or its successor page, as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source of interbank quotation).

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loans (including Swing Line Borrowings) made pursuant to Article II (or, in the case of a loan made pursuant to Section 2.2, any conversion or continuation thereof).

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.11, any Designation Letter, any Guaranty, any Fronting Bank Fee Letter and the other documents and agreements contemplated hereby and executed by any Borrower in favor of the Agent, any Lender or any Fronting Bank.

“Material Adverse Effect” means, with respect to any Borrower, a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of such Borrower and its Subsidiaries taken as a whole, (b) the ability of such Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the Lenders or the Fronting Banks thereunder.

“Material Affiliate” means:

(a) in respect of Nationwide Mutual, (i) any other Person which is a party to the Nationwide Insurance Intercompany Pooling Agreement, effective as of January 1, 1999, as amended or supplemented from time to time, and (ii) any of its Material Subsidiaries; and

(b) in respect of each of Nationwide Life, NFS and any Subsidiary Borrower, any of its Material Subsidiaries.

“Material Indebtedness” is defined in Section 7.5.

“Material Insurance Subsidiary” means an Insurance Subsidiary which is a Material Subsidiary.

“Material Subsidiary” means:

(a) in respect of Nationwide Mutual, any Subsidiary having, as of the date of the Combined Annual Statement most recently delivered to the Lenders pursuant to Section 5.4(a) or Section 6.1(d), consolidated assets with a value of at least two percent (2%) of the total combined assets set out in such statement; provided, that, for the purposes of this Agreement, neither Nationwide Life nor NFS nor any of their consolidated Subsidiaries shall be considered to be a Material Subsidiary of Nationwide Mutual; and

(b) in respect of each of Nationwide Life, NFS and any Subsidiary Borrower, any Subsidiary having, as of the date of the balance sheet most recently delivered to the Lenders pursuant to Section 5.4 or Section 6.1, consolidated assets with a value of at least two percent (2%) of the total consolidated assets set out in such statement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Nationwide Life” means Nationwide Life Insurance Company, an Ohio insurance company.

“Nationwide Mutual” means Nationwide Mutual Insurance Company, an Ohio mutual insurance company.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“NFS” means Nationwide Financial Services, Inc., a Delaware corporation.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Notes” means, collectively, all of the Competitive Bid Notes and all of the Ratable Notes which may be issued hereunder, and “Note” means any one of the Notes.

“Notice of Swing Line Borrowing” means a notice of a Swing Line Borrowing pursuant to Section 2.17 which, if in writing, shall be substantially in the form of Exhibit G.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all outstanding Letters of Credit, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers or any Borrower to the Lenders, any Lender, the Fronting Banks, any Fronting Bank, the Agent or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credits” means, on any date of determination, an amount equal to (a) the aggregate principal amount of all Advances outstanding on such date plus (b) the aggregate undrawn amount of all issued Letters of Credit outstanding on such date plus (c) the aggregate amount of Reimbursement Obligations outstanding on such date (exclusive of Reimbursement Obligations that, on such date of determination, are repaid with the proceeds of Advances made in accordance with Section 2.18(f) and (g), to the extent the principal amount of such Advances is included in the determination of the aggregate principal amount of all outstanding Advances as provided in clause (a) of this definition). The “Outstanding Credits” of a Lender on any date of determination shall be an amount equal to the outstanding Advances made by such Lender plus the amount of such Lender’s participation interest in outstanding Letters of Credit, Reimbursement Obligations and Swing Line Advances included in the definition of “Outstanding Credits”.

“Participants” is defined in Section 12.2.1.

“Participation Transfer Date” is defined in Section 2.18(l).

“Participation Transfer Period” is defined in Section 2.18(l).

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means, in respect of any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day by the total of the Commitments on such day, and multiplying the quotient so obtained by 100%.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citibank, N.A. or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3.1.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Company required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Ratable Advance” means a borrowing hereunder (a) made by the Lenders to a Borrower on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Ratable Loans of the same Type and, in the case of Eurodollar Ratable Loans, for the same Interest Period.

“Ratable Borrowing Notice” is defined in Section 2.2.3.

“Ratable Loan” means a Loan made by a Lender pursuant to Section 2.2 hereof.

“Ratable Note” means any promissory note in the form of Exhibit A-1 hereto issued at the request of a Lender pursuant to Section 2.11 to evidence its Ratable Loans.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Borrower which is a credit default swap, rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the applicable Borrower to reimburse a Fronting Bank for any Drawing paid by such Fronting Bank pursuant to Section 2.18 (g).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Requesting Borrower” is defined in Section 2.3.2.

“Required Lenders” means Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of (a)(i) the outstanding Advances (excluding Competitive Bid Advances and Swing Line Advances), (ii) the undrawn face amount of issued Letters of Credit outstanding, (iii) Reimbursement Obligations outstanding and (iv) Swingline Advances outstanding or (b) if none of the foregoing, the Aggregate Commitment. For purposes hereof, each Lender shall be deemed to hold its Applicable Percentage of the undrawn face amount of issued Letters of Credit outstanding, Reimbursement Obligations outstanding and Swingline Advances outstanding.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Returned Payment” is defined in Section 2.10(b).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SAP” means, with respect to any Insurance Company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4(a) and (b); provided, that, except as otherwise provided in the definition of Agreement Accounting Principles, with respect to the financial covenants contained in Section 6.15 hereof, and the related definitions, “SAP” means such statutory accounting practices in effect on the date hereof, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4(a) and (b).

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by a Borrower or any member of the Controlled Group for employees of such Borrower or any member of the Controlled Group.

“SPV” is defined in Section 12.6.

“Stated Amount” means the maximum amount available to be drawn by a Beneficiary under a Letter of Credit.

“Statutory Surplus” means, with respect to (a) Nationwide Mutual at any time, the surplus as regards policyholders of Nationwide Mutual at such time, as determined in accordance with SAP (“Liabilities, Surplus and Other Funds” statement, page 3, line 35 of the Annual Statement) based upon its most recently filed Quarterly Statement and (b) Nationwide Life at any time, the statutory capital and surplus of Nationwide Life at such time, as determined in accordance with SAP (“Liabilities, Surplus and Other Funds” statement, page 3, line 38 of the Annual Statement) based upon its most recently filed Quarterly Statement.

“Structured Finance Securities” means (a) notes or other instruments secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans and credit default swaps or (b) securities whose benefits are derived from a discreet pool of assets, either fixed or revolving, that are acquired with the intention to convert into cash within a finite period of time under a recognized securitization program sponsored by any Borrower.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary Borrower” means a Wholly-Owned Subsidiary of Nationwide Mutual, Nationwide Life or NFS, designated as such by the respective Borrower pursuant to Section 2.19.

“Substantial Portion” means, with respect to the Property of a Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of such Borrower and its Subsidiaries as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Surplus Debentures” means, as to Nationwide Mutual, debt securities of Nationwide Mutual the proceeds of which are permitted to be included, in whole or in part, as Statutory Surplus as approved and permitted by the insurance department of Nationwide Mutual’s state of domicile.

“Swing Line Advance” means an Advance made by a Swing Line Lender to any Borrower as part of a Swing Line Borrowing pursuant to Section 2.17.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by a Swing Line Lender pursuant to Section 2.17.

“Swing Line Commitment” means, with respect to any Swing Line Lender, the aggregate outstanding amount of Swing Line Advances that such Swing Line Lender agrees to make, as modified from time to time pursuant to an agreement signed by such Swing Line Lender. With respect to each Lender that is a Swing Line Lender on the date hereof, such Swing Line Lender’s Swing Line Commitment shall equal the “Swing Line Commitment” listed on Schedule 2 and, with respect to any Lender that becomes a Swing Line Lender after the date hereof, such Lender’s Swing Line Commitment shall equal the amount agreed upon between the Borrowers and such Lender at the time such Lender becomes a Swing Line Lender.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

“Swing Line Lender” means each of the Lenders identified as a “Swing Line Lender” on Schedule 2 and any other Lender or Affiliate thereof that may be appointed from time to time by Nationwide Mutual to provide Swing Line Advances under this Agreement, that consents to such appointment and that is reasonably acceptable to the Agent.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the aggregate Commitments.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Letter” means a letter in substantially the form of Exhibit J hereto.

“Total Capitalization” means at any time, with respect to NFS, the sum of (i) the consolidated Indebtedness of NFS and its Subsidiaries as of such time and (ii) the consolidated shareholders’ equity of NFS and its Subsidiaries as of such time based upon its most recent financial statements prepared in accordance with Agreement Accounting Principles, excluding, however, the effect of any unrealized gain or loss reported under Statement of Financial Accounting Standards No. 115 and the impact thereon of FIN 46.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as an ABR Advance, an Absolute Rate Advance, a Eurodollar Bid Rate Advance, a Eurodollar Ratable Advance or a Swing Line Advance.

“Unfunded Liabilities” means the amount (if any) by which the sum of (i) the present value of all vested accrued benefits under all Single Employer Plans, calculated using PBGC actuarial assumptions for single employer plans, and (ii) the present value of all non-vested accrued benefits for such Plans, calculated using FAS 35 actuarial assumptions, exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Utilization Fee” is defined in Section 2.5(b).

“WCM” means Wachovia Capital Markets, LLC.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event that any changes in Agreement Accounting Principles or SAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Borrowers, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in order that the criteria for evaluating each Borrower’s financial condition will be the same after such changes as if such changes had not occurred.

ARTICLE II

THE CREDITS

2.1 The Facility.

2.1.1 Description of Facility. The Lenders grant to the Borrowers a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set forth:

(a) each Lender severally agrees to make Ratable Loans to each of the Borrowers, and participate in Letters of Credit issued upon the request of the Borrowers, provided that after giving effect to the making of each such Ratable Loan and the issuance of each such Letter of Credit, such Lender’s Outstanding Credits shall not exceed in the aggregate at any one time outstanding the amount of such Lender’s Commitment in accordance with Section 2.2; and

(b) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to each of the Borrowers in accordance with Section 2.3.

2.1.2 Amount of Facility. In no event may the aggregate principal amount of all Outstanding Credits (including the Ratable Advances, the Competitive Bid Advances, the Swing Line Advances and the outstanding Letters of Credit and Reimbursement Obligations) (a) to all Borrowers exceed the Aggregate Commitment or (b) exceed $300,000,000 to Subsidiary Borrowers. The Commitments may be terminated or reduced from time to time pursuant to Section 2.5(c) or Section 8.1, and may be increased from time to time pursuant to Section 2.5(d).

2.1.3 Availability of Facility. Subject to the terms of this Agreement, the facility is available from the date hereof to the Facility Termination Date, and the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.1.4 Repayment of Facility. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

2.1.5 Several Obligations. Each Borrower will be severally obligated for all Advances made to such Borrower and all interest accrued with respect thereto, and no Borrower will be obligated for any Advances made to any other Borrower; provided that each Borrower will be jointly and severally liable with each of its respective Subsidiary Borrowers in respect of the Obligations of each such Subsidiary Borrower in accordance with the corresponding Guaranty. Except as provided in this Section 2.1.5 and as otherwise expressly provided herein, the Borrowers shall be jointly and severally liable for all other Obligations hereunder.

2.2 Ratable Advances.

2.2.1 Ratable Advances. Each Ratable Advance hereunder shall consist of Loans made to a Borrower from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The aggregate outstanding amount of Competitive Bid Advances shall reduce each Lender’s Commitment ratably in the proportion such Lender’s Commitment bears to the Aggregate Commitment regardless of which Lender or Lenders make such Competitive Bid Advances.

2.2.2 Types of Ratable Advances. The Ratable Advances may be ABR Advances or Eurodollar Ratable Advances, or a combination thereof, selected by the Borrower requesting such Advance in accordance with Section 2.2.3.

2.2.3 Method of Selecting Types and Interest Periods for Ratable Advances.  Each applicable Borrower shall select the Type of Ratable Advance and, in the case of each Eurodollar Ratable Advance, the Interest Period applicable thereto from time to time. Such Borrower shall give the Agent irrevocable notice (a “Ratable Borrowing Notice”) not later than 11:00 a.m. (New York time) at least one Business Day before the Borrowing Date of each ABR Advance and three Business Days before the Borrowing Date for each Eurodollar Ratable Advance. Notwithstanding the foregoing, a Ratable Borrowing Notice for an ABR Advance may be given by a Borrower not later than 15 minutes after the time which such Borrower is required to reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section 2.3.6 and a Ratable Borrowing Notice for a Eurodollar Ratable Advance may be given not later than 15 minutes after the time such Borrower is required to reject one or more bids offered in connection with a Eurodollar Auction pursuant to Section 2.3.6. A Ratable Borrowing Notice shall specify:

(a) the Borrowing Date, which shall be a Business Day, of such Ratable Advance,

(b) the aggregate amount of such Ratable Advance,

(c) the Type of Ratable Advance selected, and

(d) in the case of each Eurodollar Ratable Advance, the Interest Period applicable thereto (which may not end after the Facility Termination Date).

2.2.4 Conversion and Continuation of Outstanding Ratable Advances. ABR Advances shall continue as ABR Advances unless and until such ABR Advances are converted into Eurodollar Advances pursuant to this Section 2.2.4 or are repaid in accordance with Section 2.7. Each Eurodollar Ratable Advance shall continue as a Eurodollar Ratable Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Ratable Advance shall be automatically converted into an ABR Advance unless (i) such Eurodollar Ratable Advance is or was repaid in accordance with Section 2.7 or (ii) the Borrower to which such Eurodollar Ratable Advance was made shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Ratable Advance continue as a Eurodollar Ratable Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.6, each Borrower may elect from time to time to convert all or any part of an ABR Advance made to such Borrower into a Eurodollar Ratable Advance. Such Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an ABR Advance into a Eurodollar Ratable Advance or continuation of a Eurodollar Ratable Advance not later than 11:00 a.m. (New York time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date of such conversion or continuation, which shall be a Business Day,

(b) the aggregate amount and Type of the Ratable Advance which is to be converted or continued, and

(c) the amount of such Ratable Advance which is to be converted into or continued as a Eurodollar Ratable Advance and the duration of the Eurodollar Interest Period applicable thereto.

2.3 Competitive Bid Advances.

2.3.1. Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1.2 as to the maximum aggregate principal amount of all outstanding Advances hereunder), each Borrower may, as set forth in this Section 2.3, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Advances to such Borrower. Each Lender may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3. Each Competitive Bid Advance to a Borrower shall be repaid by such Borrower on the last day of the Interest Period applicable thereto.

2.3.2. Competitive Bid Quote Request. When a Borrower (in such capacity, a “Requesting Borrower”) wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Agent by telecopy a Competitive Bid Quote Request so as to be received no later than (i) 11:00 a.m. (New York time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (ii) 10:00 a.m. (New York time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying:

(a) the proposed Borrowing Date, which shall be a Business Day, for such Competitive Bid Advance,

(b) the aggregate principal amount of such Competitive Bid Advance,

(c) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both,

(d) whether the proposed Competitive Bid Advance will be subject to prepayment, and

(e) the Interest Period applicable thereto (which may not end after the Facility Termination Date).

The Requesting Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 5 Business Days (or such other number of days as the requesting Borrower and the Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit E hereto shall be rejected, and the Agent shall promptly notify the Requesting Borrower of such rejection.

2.3.3. Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit F hereto, which shall constitute an invitation by the Requesting Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.

2.3.4. Submission and Contents of Competitive Bid Quotes. (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Agent by telecopy at its offices specified in or pursuant to Article XIII not later than (i) 10:00 a.m. (New York time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Requesting Borrower and the Agent may agree); provided that Competitive Bid Quotes submitted by CUSA may only be submitted if the Agent or CUSA notifies the Requesting Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Requesting Borrower.

(b) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

(ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (A) may be greater than, less than or equal to the Commitment of the quoting Lender, (B) must be at least $25,000,000 and an integral multiple of $1,000,000, and (C) may not exceed the principal amount of Competitive Bid Loans for which offers were requested,

(iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan,

(iv) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Requesting Borrower,

(v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan,

(vi) the maximum aggregate amount, if any, of Competitive Bid Loans offered by the quoting Lender which may be accepted by the Requesting Borrower, and

(vii) the identity of the quoting Lender.

(c) The Agent shall reject any Competitive Bid Quote that:

(i) is not substantially in the form of Exhibit D hereto or does not specify all of the information required by this Section 2.3.4(c),

(ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit D hereto,

(iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or

(iv) arrives after the time set forth in Section 2.3.4(a).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(c), then the Agent shall notify the relevant Lender of such rejection as soon as practical.

2.3.5. Notice to Requesting Borrower. The Agent shall promptly notify the Requesting Borrower of the terms (a) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3.4 and (b) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent’s notice to the Requesting Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Rates, as the case may be, so offered.

2.3.6. Acceptance and Notice by Borrower. Not later than (a) 11:00 a.m. (New York time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Requesting Borrower and the Agent may agree), the Requesting Borrower shall notify the Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Requesting Borrower to give such notice to the Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Requesting Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(b)(iv)); provided that:

(a) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(b) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Rates, as the case may be, and

(c) the Requesting Borrower may not accept any offer that is described in Section 2.3.4(c) or that otherwise fails to comply with the requirements of this Agreement.

2.3.7. Allocation by Agent. If offers are made by two or more Lenders with the same Eurodollar Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

2.3.8. Administration Fee. Each Requesting Borrower hereby agrees to pay to the Agent an administration fee of $3,000 for each Competitive Bid Quote Request transmitted by such Requesting Borrower to the Agent pursuant to Section 2.3.2. Such administration fee shall be payable in arrears on each Payment Date hereafter and on the Facility Termination Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled) for any period then ending for which such fee, if any, shall not have been theretofore paid.

2.4 Method of Borrowing. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York to the Agent at its address specified pursuant to Article XIII. Promptly upon its receipt thereof, the Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address.

2.5 Fees; Reduction and Increase of Aggregate Commitment.

(a) Facility Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on each Lender’s Commitment regardless of usage. Each Borrower shall be obligated to pay to the Agent for the account of each Lender an undivided one-third portion of the Facility Fee, with such Borrower’s portion based on its Status (as defined in the Pricing Schedule). The Facility Fee is payable quarterly in arrears on each Payment Date hereafter and on the Facility Termination Date.

(b) Utilization Fee. For each day on which the aggregate principal amount of all outstanding Advances (including Ratable Advances, Competitive Bid Advances and Swing Line Advances) exceeds 50% of the Aggregate Commitment, the Borrowers jointly and severally agree to pay to the Agent for the account of each Lender based on each Lender’s outstanding Advances a utilization fee (the “Utilization Fee”) at a per annum rate equal to the Applicable Utilization Fee Rate on the average daily amount of all outstanding Advances. The Utilization Fee is payable quarterly in arrears on each Payment Date hereafter and on the Facility Termination Date.

(c) Reductions in Aggregate Commitment. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the Outstanding Credits. All accrued fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. Subject to the foregoing, any reduction of the Commitments to an amount below the L/C Commitment Amount shall result in a reduction of the L/C Commitment Amount to the extent of such deficit. Each such notice of termination or reduction shall be irrevocable; provided, further, that, if, after giving effect to any reduction of the Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitment, the Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(d) Increase in Aggregate Commitment. The Borrowers may, at their option, no more than one time in any calendar year, seek to increase the Aggregate Commitment, in minimum increments of $25,000,000, by up to an aggregate amount of $300,000,000 (resulting in a maximum Aggregate Commitment of $1,300,000,000) upon at least three (3) Business Days’ written notice to the Agent, which notice shall specify the amount of such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Borrowers may, after giving such notice, offer the increase in the Aggregate Commitment on either a ratable basis to the Lenders or on a non-pro rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Agent. Any Lender may, in its sole discretion, accept or reject any offer from the Borrowers to increase its Commitment. No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrowers shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrowers accept such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Ratable Advance such that, after giving effect thereto, all Ratable Advances are held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and Facility Fees. The Borrowers shall make any payments under Section 3.4 resulting from such assignments.

(e) Letter of Credit Fee. Each Borrower shall severally pay to the Agent, for the account of the Lenders, a fee in an amount equal to the then Applicable Margin for Eurodollar Advances multiplied by the Stated Amount of each Letter of Credit issued for the account of such Borrower, in each case for the number of days that such Letter of Credit is issued but undrawn, payable quarterly in arrears on each Payment Date and on the Termination Date.

(f) Fronting Fee. Each Borrower agrees to pay to each Fronting Bank, for its own account, certain fees in such amounts and payable on such terms as set forth in the Fronting Bank Fee Letter to which such Fronting Bank is a party.

2.6 Minimum Amount of Each Ratable Advance; Minimum Amount of Fixed Rate Advances. Each Eurodollar Ratable Advance shall be in the minimum amount of $25,000,000 (and in multiples of $1,000,000 if in excess thereof), and each ABR Advance shall be in the minimum amount of $25,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any ABR Advance may be in the amount of the unused Aggregate Commitment. No Borrower shall request a Fixed Rate Advance if, after giving effect to the requested Fixed Rate Advance, more than six (6) separate Fixed Rate Advances would be outstanding in respect of all Borrowers.

2.7 Principal Payments.

(a) Optional Principal Payments. Each Borrower may from time to time pay, without penalty or premium, all outstanding ABR Advances (other than Swing Line Advances), or, in a minimum aggregate amount of $10,000,000, any portion of the outstanding ABR Advances (other than Swing Line Advances), upon one Business Day’s prior notice to the Agent. Each Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Ratable Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Ratable Advances upon three Business Days’ prior notice to the Agent. Except as specifically agreed to by the applicable Borrower and Lender, a Competitive Bid Loan may not be paid prior to the last day of the applicable Interest Period. Any optional principal payment of a Competitive Bid Loan which is permitted by such Borrower and such Lender shall be made subject to the payment of any funding indemnification amounts required by Section 3.4 and to any minimum amounts agreed upon by such Borrower and such Lender. Each partial prepayment of any Swing Line Borrowing shall be without penalty or premium and in an aggregate principal amount not less than $1,000,000 with notice to the Agent and the Swing Line Lender by 11:00 a.m. (New York time) on the date of repayment.

(b) Mandatory Principal Payments.

(i) If and to the extent that the Outstanding Credits on any date hereunder shall exceed the aggregate amount of the Commitments hereunder on such date, each Borrower agrees to (A) prepay on such date a principal amount of Advances made to it and/or (B) pay to the Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Agent) equal to all or a portion of the amount available for drawing under the Letters of Credit outstanding at such time and issued for its account, which prepayments under clause (A) and payment under clause (B) shall, when taken together result in the amount of Outstanding Credits (after giving effect to such prepayments) minus the amount paid to the Agent pursuant to clause (B) being less than or equal to the aggregate amount of the Commitments hereunder on such date.

(ii) If at any time the aggregate outstanding principal amount of the Swing Line Advances exceeds the Swing Line Sublimit, each Borrower agrees to prepay the Swing Line Advances made to it in a principal amount sufficient to cause the aggregate outstanding principal amount of Swing Line Advances to be less than or equal to the Swing Line Sublimit.

(iii) Each Swing Line Advance shall be paid in full not later than 7 business days after the date such Swing Line Advance is made.

2.8 Changes in Interest Rate, etc. Each ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Ratable Advance into an ABR Advance pursuant to Section 2.2.4, to but excluding the date it is paid or is converted into a Eurodollar Ratable Advance pursuant to Section 2.2.4 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an ABR Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period (i) in the case of a Eurodollar Ratable Advance, at the Eurodollar Rate for the Interest Period in effect for such Eurodollar Ratable Advance and (ii) in the case of a Eurodollar Bid Rate Advance, at the Eurodollar Bid Rate for the Interest Period in effect for such Eurodollar Bid Rate Advance. Each Absolute Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Absolute Rate applicable to such Absolute Rate Advance. No Interest Period may end after the Facility Termination Date.

2.9 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or 2.2.4, during the continuance of a Default or Unmatured Default with respect to any Borrower, the Required Lenders may, at their option, by notice to such Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance to such Borrower may be made as, converted into or continued as a Eurodollar Ratable Advance or Swing Line Advance. During the continuance of a Default with respect to such Borrower, the Required Lenders may, at their option, by notice to such Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Fixed Rate Advance made to such Borrower shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (b) each ABR Advance made to such Borrower shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (c) the Letter of Credit fee set forth in Section 2.5(e) shall be increased by 2% per annum, provided that, during the continuance of a Default with respect to any Borrower under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Extensions of Credit to all Borrowers without any election or action on the part of the Agent or any Lender.

2.10 Method of Payment.

(a) Obligations. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrowers, by 1:00 p.m. (New York time) on the date when due and shall (except with respect to repayments of Swing Line Advances and except in the case of Reimbursement Obligations (which shall be paid and applied as set forth in Section 2.18(l)) or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of each Borrower maintained with CUSA for each payment of principal, interest and fees as it becomes due hereunder with respect to such Borrower.

(b) Returned Payments. To the extent that any payment by or on behalf of a Borrower is made to the Agent, any Fronting Bank or any Lender, or the Agent, any Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise (including pursuant to any settlement entered into by the Agent, such Fronting Bank or such Lender in its discretion) (a “Returned Payment”), then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each Fronting Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Fronting Banks under clause (ii) of the preceding sentence shall survive the payment in full of any amounts hereunder and the termination of this Agreement.

2.11 Noteless Agreement; Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made to each Borrower hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Ratable Loans or its Competitive Bid Loans be evidenced by Ratable Notes or Competitive Bid Notes, respectively. In such event, each Borrower shall prepare, execute and deliver to such Lender a Ratable Note or a Competitive Bid Note, as the case may be, payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.12 Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances, submit Competitive Bid Quotes and transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Conversion/Continuation Notices and Competitive Bid Quote Requests to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.13 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each ABR Advance (other than Swing Line Advances) shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the ABR Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any ABR Advance converted into a Eurodollar Ratable Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Fixed Rate Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, and interest on ABR Advances shall be calculated for actual days elapsed on the basis of a 365 or 366 day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.14 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Ratable Borrowing Notice, Conversion/Continuation Notice, Competitive Bid Borrowing Notice, Notice of Swing Line Borrowing and repayment notice received by it hereunder. Promptly after notice from the Fronting Bank, the Agent will notify each Lender of the contents of each Letter of Credit Request. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.15 Lending Installations. Each Lender may book its Loans and its participation interests in outstanding Letters of Credit and Reimbursement Obligations at any Lending Installation selected by such Lender or such Fronting Bank, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, participation interests in outstanding Letters of Credit and Reimbursement Obligations, and any Notes issued hereunder shall be deemed held by each Lender or such Fronting Bank, as the case may be, for the benefit of any such Lending Installation. Each Lender and each Fronting Bank may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

2.16 Non-Receipt of Funds by the Agent. Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The

Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments and the Competitive Bid Advances of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

2.17 Swing Line Advances.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender agrees to make Swing Line Advances to any Borrower (including any Subsidiary Borrower following the satisfaction in full of the conditions set forth in Section 2.19(a)) in U.S. dollars only from time to time on any Business Day during the period from the date hereof until the Facility Termination Date in an aggregate amount not to exceed at any time the amount of such Swing Line Lender’s Swing Line Commitment; provided, however, no Swing Line Lender shall be required to make a Swing Line Advance hereunder if (i) the amount of such Swing Line Advance, together with the aggregate principal amount of all other Swing Line Advances outstanding would exceed the Swing Line Sublimit, (ii) the making of such Swing Line Advance, together with the making of the other Swing Line Advances constituting part of the same Swing Line Borrowing, would cause the total amount of all Outstanding Credits to exceed the Aggregate Commitment or (iii) the making of such Swing Line Advance by a Swing Line Lender, together with such Swing Line Lender’s other Outstanding Credits, would cause the total amount of all Outstanding Credits of such Swing Line Lender to exceed the amount of the Commitment of such Swing Line Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.17, prepay under Section 2.7, and reborrow under this Section 2.17. Immediately upon the making of a Swing Line Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to such Lender’s ratable portion (according to the Lenders’ respective Commitments) times the amount of such Swing Line Advance. No more than five Swing Line Advances may be outstanding hereunder at any time.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon any Borrower’s irrevocable notice to the applicable Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the applicable Swing Line Lender and the Agent not later than 2:00 p.m. (New York time) on the date of the proposed Swing Line Borrowing or at such later time as a Swingline Lender may agree, and shall specify (i) the date of such Swing Line Borrowing, (ii) the aggregate amount of such Swing Line Borrowing, which shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (iii) the identity of the Borrower requesting such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by such Borrower. Promptly after receipt by such Swing Line Lender of any telephonic Notice of Swing Line Borrowing, such Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Notice of Swing Line Borrowing and, if not, such Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless such Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 3:00 p.m. (New York time) on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Advance as a result of the limitations set forth in the first sentence of Section 2.17(a) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Advance available to the applicable Borrower at its office by crediting the account of such Borrower on the books of such Swing Line Lender in immediately available funds.

(c) Interest on Swing Line Advances. Each Borrower agrees to pay interest on the unpaid principal amount of each Swing Line Advance made by each Swing Line Lender to such Borrower from the date of such Swing Line Advance until such principal amount shall be paid in full, at a rate per annum equal to the LIBOR Market Index Rate plus the Applicable Margin, payable on the date such Swing Line Advance is paid in full and as provided in Section 2.7; provided, however, that if and for so long as a Default shall have occurred and be continuing the unpaid principal amount of each Swing Line Advance shall (to the fullest extent permitted by law) bear interest until paid in full at a rate per annum equal at all times to a rate equal to 2% above the rate then applicable to such Swing Line Advance or, if higher, the Alternate Base Rate plus 2% per annum, payable upon demand.

(d) Refinancing of Swing Line Advances.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of any Borrower (each of which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Lender make an ABR Advance in an amount equal to the amount of Swing Line Advances made by such Swing Line Lender then outstanding to such Borrower. Such request shall be made in writing and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of ABR Advances, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 4.2. Such Swing Line Lender shall furnish such Borrower with a copy of the applicable written notice of borrowing promptly after delivering such notice to the Agent. Each Lender shall, before 1:00 p.m. (New York time) on the date of such borrowing, make available for the account of its applicable Lending Installation to the Agent at its address referred to in Section 13.1, in same day funds, such Lender’s ratable portion (according to the Lenders’ respective Commitments) of such ABR Advance. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the applicable Swing Line Lender for the account of such Borrower at the Agent’s aforesaid address, whereupon, subject to Section 2.17(d)(ii), each Lender that so makes funds available shall be deemed to have made an ABR Advance to such Borrower in such amount. The Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Advance cannot be refinanced by an ABR Advance in accordance with Section 2.17(d)(i), the request for ABR Advances submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each Lender fund its risk participation in the relevant Swing Line Advances and each Lender’s payment to the Agent for the account of such Swing Line Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of any Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17(d) by the time specified in Section 2.17(d)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of such Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make ABR Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.17(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of an Unmatured Default or Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Advances pursuant to this Section 2.17(d) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Advances, together with interest as provided herein.

(e) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Advance, if the applicable Swing Line Lender receives any payment on account of such Swing Line Advance, such Swing Line Lender will distribute to such Lender its ratable portion (according to the Lenders’ respective Commitments) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Advance is required to be returned by such Swing Line Lender under any of the circumstances described in Section 2.10(b) (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its ratable portion (according to the Lenders’ respective Commitments) thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the obligations hereunder and the termination of this Agreement.

(f) Interest for Account of Swing Line Lenders. Each Swing Line Lender shall be responsible for invoicing the relevant Borrower for interest on the Swing Line Advances made to such Borrower. Until each Lender funds its ABR Advance or risk participation pursuant to this Section 2.17 to refinance such Lender’s ratable portion (according to the Lenders’ respective Commitments) of any Swing Line Advance, interest in respect of such ratable portion (according to the Lenders’ respective Commitments) shall be solely for the account of such Swing Line Lender.

(g) Payments Directly to Swing Line Lenders. Each Borrower with outstanding Swing Line Advances shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender that made such Advances.

2.18 Letters of Credit.

(a) Agreement of Fronting Banks. Subject to the terms and conditions of this Agreement, each Fronting Bank agrees to issue and amend (including, without limitation, to extend or renew) for the account of any Borrower or any Subsidiary thereof (each such Person, an “Account Party”) one or more standby letters of credit (individually, a “Letter of Credit” and collectively, the “Letters of Credit”) from and including the date hereof to the Facility Termination Date, in an aggregate Stated Amount at any time outstanding not to exceed the L/C Commitment Amount minus Reimbursement Obligations outstanding at such time. Each Letter of Credit shall be renewable (if so requested by the Borrower) and shall have an Expiration Date of no later than the earlier of (x) the Facility

Termination Date and (y) the date occurring one year after the Date of Issuance of such Letter of Credit; provided, however, that no Fronting Bank will issue or amend a Letter of Credit if, immediately following such issuance or amendment, (i) the Stated Amount of such Letter of Credit, when aggregated with (1) the Stated Amounts of all other outstanding Letters of Credit and (2) the outstanding Reimbursement Obligations, would exceed the L/C Commitment Amount or (ii) the total amount of all Outstanding Credits would exceed the Aggregate Commitment. Letters of Credit shall be denominated in U.S. dollars only.

(b) Forms. Each Letter of Credit shall be in a form customarily used by the Fronting Bank that is to issue such Letter of Credit or in such other form as has been approved by such Fronting Bank. At the time of issuance or amendment, subject to the terms and conditions of this Agreement, the amount and the terms and conditions of each Letter of Credit shall be subject to approval by the applicable Fronting Bank and the applicable Borrower.

(c) Notice of Issuance; Application. The applicable Borrower shall give the applicable Fronting Bank and the Agent written notice (or telephonic notice confirmed in writing) at least five Business Days (or such lesser number to which the Fronting Bank may agree) prior to the requested Date of Issuance of a Letter of Credit, such notice to be in substantially the form of Exhibit H hereto (a “Letter of Credit Request”). Such Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by such Fronting Bank. Such application forms shall indicate the identity of the Account Party and that such Borrower is the “Applicant” or shall otherwise indicate that such Borrower is the obligor in respect of any Letter of Credit to be issued thereunder. If the terms or conditions of the application forms conflict with any provision of this Agreement, the terms of this Agreement shall govern.

(d) Issuance. Provided that the applicable Borrower has given the notice prescribed by Section 2.18(c) and subject to the other terms and conditions of this Agreement, including the satisfaction of the applicable conditions precedent set forth in Article IV, the applicable Fronting Bank shall issue the requested Letter of Credit on the requested Date of Issuance as set forth in the applicable Letter of Credit Request for the benefit of the stipulated Beneficiary and shall deliver the original of such Letter of Credit to the Beneficiary at the address specified in the notice. At the request of the applicable Borrower, such Fronting Bank shall deliver a copy of each Letter of Credit to such Borrower within a reasonable time after the Date of Issuance thereof. Upon the request of such Borrower, such Fronting Bank shall deliver to such Borrower a copy of any Letter of Credit proposed to be issued hereunder prior to the issuance thereof.

(e) Notice of Drawing. Each Fronting Bank shall promptly notify the applicable Borrower by telephone, facsimile or other telecommunication of any Drawing under a Letter of Credit issued for the account of such Borrower by such Fronting Bank.

(f) Payments. Each Borrower hereby agrees to pay to each Fronting Bank, in the manner provided in subsection (g) below:

(i) on each Drawing Date, an amount equal to the amount paid by such Fronting Bank under any Letter of Credit issued for the account of such Borrower by such Fronting Bank; and

(ii) if any Drawing shall be reimbursed to any Fronting Bank after 12:00 noon (New York time) on the Drawing Date, interest on any and all amounts required to be paid pursuant to clause (i) of this subsection (f) from and after the due date thereof until payment in full, payable on demand, at an annual rate of interest equal to 2.00% above Citibank, N.A.’s “base rate” as in effect from time to time.

(g) Method of Reimbursement. Each Borrower shall reimburse each Fronting Bank for each Drawing under any Letter of Credit issued for the account of such Borrower by such Fronting Bank pursuant to subsection (f) above in the following manner:

(i) such Borrower shall immediately reimburse such Fronting Bank in the manner described in Section 2.18(l); or

(ii) if (A) such Borrower has not reimbursed such Fronting Bank pursuant to clause (i) above and (B) the applicable conditions to borrowing set forth in Articles II and IV have been fulfilled, such Borrower may reimburse such Fronting Bank for such Drawing with the proceeds of an ABR Advance or, if the conditions specified in the foregoing clauses (A), (B) and (C) have been satisfied and a notice of borrowing requesting a Eurodollar Ratable Advance has been given in accordance with Section 2.2.3, with the proceeds of a Eurodollar Ratable Advance.

(h) Nature of Fronting Banks’ Duties. In determining whether to honor any Drawing under any Letter of Credit issued by any Fronting Bank, such Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Each Borrower otherwise assumes (as between the Borrower and the Fronting Bank) all risks of the acts and omissions of, or misuse of any Letters of Credit issued by any Fronting Bank for the account of such Borrower by, the Beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, but consistent with applicable law, no Fronting Bank shall be responsible, absent gross negligence or willful misconduct, (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of any drawing honored under a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or the proceeds thereof; (vi) for the misapplication by the Beneficiary of any such Letter of Credit or of the proceeds of any drawing honored under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of such Fronting Bank. None of the above shall affect, impair or prevent the vesting of any of such Fronting Bank’s rights or powers hereunder. Not in limitation of the foregoing, any action taken or omitted to be taken by any Fronting Bank under or in connection with any Letter of Credit shall not create against such Fronting Bank any liability to the Borrowers or any Lender, except for actions or omissions resulting from the gross negligence or willful misconduct of such Fronting Bank or any of its agents or representatives, and the Fronting Bank shall not be required to take any action that exposes the Fronting Bank to personal liability or that is contrary to this Agreement or applicable law.

(i) Obligations of Borrowers Absolute. The obligation of each Borrower to reimburse each Fronting Bank for Drawings honored under the Letters of Credit issued for the account of such Borrower by such Fronting Bank shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right that any Borrower, any Account Party or any Affiliate of any Borrower or any Account Party may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such Beneficiary or transferee may be acting), such Fronting Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any non-application or misapplication by the Beneficiary of the proceeds of any Drawing under a Letter of Credit; or

(vi) the fact that a Default or Unmatured Default shall have occurred and be continuing.

No payment made under this Section shall be deemed to be a waiver of any claim any Borrower may have against any Fronting Bank or any other Person.

(j) Participations by Lenders. By the issuance of a Letter of Credit and without any further action on the part of any Fronting Bank or any Lender in respect thereof, each Fronting Bank shall hereby be deemed to have granted to each Lender, and each Lender shall hereby be deemed to have acquired from such Fronting Bank, an undivided interest and participation in such Letter of Credit (including any letter of credit issued by such Fronting Bank in substitution or exchange for such Letter of Credit pursuant to the terms thereof) equal to such Lender’s Percentage of the Stated Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to such Fronting Bank, in accordance with this subsection (j), such Lender’s Percentage of each payment made by such Fronting Bank in respect of an unreimbursed Drawing under a Letter of Credit. Such Fronting Bank shall notify the Agent of the amount of such unreimbursed Drawing honored by it not later than (x) 12:00 noon (New York time) on the date of payment of a draft under a Letter of Credit, if such payment is made at or prior to 11:00 a.m. (New York time) on such day, and (y) the close of business (New York time) on the date of payment of a draft under a Letter of Credit, if such payment is made after 11:00 a.m. (New York time) on such day, and the Agent shall notify each Lender of the date and amount of such unreimbursed Drawing under such Letter of Credit honored by such Fronting Bank and the amount of such Lender’s Percentage therein no later than (1) 1:00 p.m. (New York time) on such day, if such payment is made at or prior to 11:00 a.m. (New York time) on such day, and (2) 11:00 a.m. (New York time) on the next following Business Day, if such payment is made after 11:00 a.m. (New York time) on such day. Not later than 2:00 p.m. (New York time) on the date of receipt of a notice of an unreimbursed Drawing by a Lender, such Lender agrees to pay to such Fronting Bank an amount equal to the product of (A) such Lender’s Percentage and (B) the amount of the payment made by such Fronting Bank in respect of such unreimbursed Drawing.

If payment of the amount due pursuant to the preceding sentence from a Lender is received by such Fronting Bank after the close of business on the date it is due, such Lender agrees to pay to such Fronting Bank, in addition to (and along with) its payment of the amount due pursuant to the preceding sentence, interest on such amount at a rate per annum equal to (i) for the period from and including the date such payment is due to but excluding the second succeeding Business Day, the Federal Effective Funds Rate, and (ii) for the period from and including the second Business Day succeeding the date such payment is due to but excluding the date on which such amount is paid in full, the Federal Funds Effective Rate plus 2.00%.

(k) Obligations of Lenders Absolute. Each Lender acknowledges and agrees that (i) its obligation to acquire a participation in any Fronting Bank’s liability in respect of the Letters of Credit and (ii) its obligation to make the payments specified herein, and the right of each Fronting Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, (A) the occurrence and continuance of any Default or Unmatured Default; (B) any other breach or default by any Borrower, the Agent or any Lender hereunder; (C) any lack of validity or enforceability of any Letter of Credit or any Loan Document; (D) the existence of any claim, setoff, defense or other right that the

Lender may have at any time against any Borrower, any other Account Party, any Beneficiary, any Fronting Bank or any other Lender; (E) the existence of any claim, setoff, defense or other right that any Borrower may have at any time against any Beneficiary, any Fronting Bank, the Agent, any Lender or any other Person, whether in connection with this Agreement or any other documents contemplated hereby or any unrelated transactions; (F) any amendment or waiver of, or consent to any departure from, all or any of the Letters of Credit or this Agreement; (G) any statement or any document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (H) payment by any Fronting Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, so long as such payment is not the consequence of such Fronting Bank’s gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms thereof; (I) the occurrence of the Facility Termination Date; or (J) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Nothing herein shall prevent the assertion by any Lender of a claim by separate suit or compulsory counterclaim, nor shall any payment made by a Lender under Section 2.18 hereof be deemed to be a waiver of any claim that a Lender may have against any Fronting Bank or any other Person.

(l) Proceeds of Reimbursements. Upon receipt of a payment from a Borrower pursuant to subsection (f) hereof, the applicable Fronting Bank shall promptly transfer to each Lender such Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of such payment based on such Lender’s pro rata share (determined as aforesaid) of amounts previously paid pursuant to subsection (j), above, and not previously transferred by such Fronting Bank pursuant to this subsection (l); provided, however, that if a Lender shall fail to pay to such Fronting Bank any amount required by subsection (j) above by the close of business on the Business Day following the date on which such payment was due from such Lender, and such Borrower shall not have reimbursed such Fronting Bank for such amount pursuant to subsection (f) hereof (such unreimbursed amount being hereinafter referred to as a “Transferred Amount”), such Fronting Bank shall be deemed to have purchased, on such following Business Day (a “Participation Transfer Date”) from such Lender (a “Defaulting Lender”), a participation in such Transferred Amount and shall be entitled, for the period from and including the Participation Transfer Date to the earlier of (i) the date on which such Borrower shall have reimbursed such Fronting Bank for such Transferred Amount and (ii) the date on which such Lender shall have reimbursed such Fronting Bank for such Transferred Amount (the “Participation Transfer Period”), to the rights, privileges and obligations of a “Lender” under this Agreement with respect to such Transferred Amount, and such Defaulting Lender shall not be deemed to be a Lender hereunder, and shall not have any rights or interests of a Lender hereunder, with respect to such Transferred Amount, and its Percentage shall be reduced accordingly with the amount by which such Percentage is reduced deemed held by such Fronting Bank during the Participation Transfer Period; and provided further, however, that if, at any time after the occurrence of a Participation Transfer Date with respect to any Lender and prior to the reimbursement by such Lender of such Fronting Bank with respect to the related Transferred Amount pursuant to subsection (j) above, such Fronting Bank shall receive any payment from such Borrower pursuant to subsection (f) hereof, such Fronting Bank shall not be obligated to pay any amounts to such Lender, and such Fronting Bank shall retain such amounts (including, without limitation, interest payments due from such Borrower pursuant to subsection (f) hereof) for its own account as a Lender, provided that all such amounts shall be applied in satisfaction of the unpaid amounts (including, without limitation, interest payments due from such Lender pursuant to subsection (j), above) due from such Lender with respect to such Transferred Amount.

If at any time after the occurrence of a Participation Transfer Date with respect to any Lender, the Agent shall receive any payment from any Borrower for the account of such Lender pursuant to this Agreement, if at the time of receipt of such amounts by the Agent such Lender shall not have reimbursed the applicable Fronting Bank with respect to the related Transferred Amount pursuant to subsection (j) above, the Agent shall not pay any such amounts to such Lender but shall pay all such amounts to such Fronting Bank, and such Fronting Bank shall retain such amounts for its own account as a Lender and apply such amounts in satisfaction of the unpaid amounts (including, without limitation, interest payments due from such Lender pursuant to subsection (j) above) due from such Lender with respect to such Transferred Amount.

All payments due to the Lenders from any Fronting Bank pursuant to this subsection (l) shall be made to the Lenders if, as, and, to the extent possible, when such Fronting Bank receives payments in respect of Drawings under the Letters of Credit pursuant to subsection (f) hereof, and in the same funds in which such amounts are received; provided that if any Lender to which such Fronting Bank is required to transfer any such payment (or any portion thereof) pursuant to this subsection (l) does not receive such payment (or portion thereof) prior to (i) the close of business on the Business Day on which such Fronting Bank received such payment from such Borrower, if such Fronting Bank received such payment prior to 1:00 p.m. (New York time) on such day, or (ii) 1:00 p.m. (New York time) on the Business Day next succeeding the Business Day on which such Fronting Bank received such payment from the Borrower, if such Fronting Bank received such payment after 1:00 p.m. (New York time) on such day, such Fronting Bank agrees to pay to such Lender, along with its payment of the portion of such payment due to such Lender, interest on such amount at a rate per annum equal to (A) for the period from and including the Business Day when such payment was required to be made to the Lenders to but excluding the second succeeding Business Day, the Federal Funds Effective Rate and (B) for the period from and including the second Business Day succeeding the Business Day when such payment was required to be made to the Lenders to but excluding the date on which such amount is paid in full, the Federal Funds Effective Rate plus 2.00%. The provisions of this subsection (l) shall not affect or impair any of the obligations under this Agreement of any Defaulting Lender to any Fronting Bank, all of which shall remain unaffected by any default in payment by any Fronting Bank to such Defaulting Lender.

(m) Concerning the Fronting Banks. Each Fronting Bank will exercise and give the same care and attention to the Letters of Credit issued by it as it gives to its other letters of credit and similar obligations, and each Lender agrees that each Fronting Bank’s sole liability to each Lender shall be (i) to distribute promptly, as and when received by such Fronting Bank, and in accordance with the provisions of subsection (l) above, such

Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of any payments to such Fronting Bank by the Borrowers pursuant to subsection (f) above in respect of Drawings under the Letters of Credit issued by such Fronting Bank, (ii) to exercise or refrain from exercising any right or to take or to refrain from taking any action under this Agreement or any Letter of Credit issued by such Fronting Bank as may be directed in writing by the Required Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or the Agent acting at the direction and on behalf of the Required Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders), except to the extent required by the terms hereof or thereof or by applicable law, and (iii) as otherwise expressly set forth in this Section 2.18. No Fronting Bank shall be liable for any action taken or omitted at the request or with approval of the Required Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or of the Agent acting on behalf of the Required Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or for the nonperformance of the obligations of any other party under this Agreement, any Letter of Credit or any other document contemplated hereby or thereby. Without in any way limiting any of the foregoing, each Fronting Bank may rely upon the advice of counsel concerning legal matters and upon any written communication or any telephone conversation that it believes to be genuine or to have been signed, sent or made by the proper Person and shall not be required to make any inquiry concerning the performance by any Borrower, any Beneficiary or any other Person of any of their respective obligations and liabilities under or in respect of this Agreement, any Letter of Credit or any other documents contemplated hereby or thereby. No Fronting Bank shall have any obligation to make any claim, or assert any Lien, upon any property held by such Fronting Bank or assert any offset thereagainst in satisfaction of all or any part of the obligations of the Borrowers hereunder; provided that each Fronting Bank shall, if so directed by the Required Lenders or the Agent acting on behalf of and with the consent of the Required Lenders, have an obligation to make a claim, or assert a Lien, upon property held by such Fronting Bank in connection with this Agreement, or assert an offset thereagainst.

Each Fronting Bank may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of banking or trust business with the Borrowers or any of their Affiliates, or any other Person, and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if it were not a Fronting Bank hereunder.

Each Fronting Bank makes no representation or warranty and shall have no responsibility with respect to: (i) the genuineness, legality, validity, binding effect or enforceability of this Agreement or any other documents contemplated hereby; (ii) the truthfulness, accuracy or performance of any of the representations, warranties or agreements contained in this Agreement or any other documents contemplated hereby; (iii) the collectibility of any amounts due under this Agreement; (iv) the financial condition of the Borrowers or any other Person; or (v) any act or omission of any Beneficiary with respect to its use of any Letter of Credit or the proceeds of any Drawing under any Letter of Credit.

(n) Indemnification of Fronting Banks by Lenders. To the extent that any Fronting Bank is not reimbursed and indemnified by the Borrowers under Section 10.8 hereof, each Lender agrees to reimburse and indemnify such Fronting Bank on demand, pro rata in accordance with such Lender’s Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Fronting Bank, in any way relating to or arising out of this Agreement, any Letter of Credit or any other document contemplated hereby or thereby, or any action taken or omitted by such Fronting Bank under or in connection with this Agreement, any Letter of Credit or any other document contemplated hereby or thereby; provided, however, that such Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Fronting Bank’s gross negligence or willful misconduct; and provided further, however, that such Lender shall not be liable to such Fronting Bank or any other Lender for the failure of any Borrower to reimburse such Fronting Bank for any drawing made under a Letter of Credit issued for the account of such Borrower with respect to which such Lender has paid such Fronting Bank such Lender’s pro rata share (determined in accordance with such Lender’s Percentage), or for such Borrower’s failure to pay interest thereon. Each Lender’s obligations under this subsection (n) shall survive the payment in full of all amounts payable by such Lender under subsection (j) above, and the termination of this Agreement and the Letters of Credit. Nothing in this subsection (n) is intended to limit any Lender’s reimbursement obligation contained in subsection (j) above.

(o) Representations of Lenders. As between any Fronting Bank and the Lenders, by its execution and delivery of this Agreement each Lender hereby represents and warrants solely to such Fronting Bank that (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation, and has full corporate power, authority and legal right to execute, deliver and perform its obligations to such Fronting Bank under this Agreement; and (ii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bank organization, moratorium, conservatorship or other laws now or hereafter in effect affecting the enforcement of creditors rights in general and the rights of creditors of banks, and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(p) Successor Fronting Bank. Any Fronting Bank may resign at any time by giving written notice thereof to the Lenders, the Fronting Banks and the Borrowers, as long as such Fronting Bank has no Letters of Credit outstanding under this Agreement. Upon such resignation, the Borrowers may designate one or more Lenders as Fronting Banks to replace the retiring Fronting Bank.

2.19 Subsidiary Borrowers.

(a) Designation. Each Borrower (other than a Subsidiary Borrower) may, at any time or from time to time, designate one or more of its Wholly-Owned Subsidiaries which is a Domestic Subsidiary as a “Subsidiary Borrower” hereunder by furnishing to the Agent (i) a Designation Letter in duplicate, duly completed and executed by such designating Borrower and such Wholly-Owned Subsidiary, (ii) a Guaranty for any Subsidiary Borrower being designated, duly executed by such designating Borrower, (iii) the items described in paragraphs (a), (b), (c) and (e) of Section 4.1 relating to such Subsidiary Borrower and Guaranty in such form and scope as the Agent shall reasonably request and (iv) such other documents as the Agent shall reasonably request. Upon any such designation of a Wholly-Owned Subsidiary, such Subsidiary shall be a Subsidiary Borrower hereunder (with the related rights and obligations) and shall, for so long as it remains a Wholly-Owned Subsidiary of the respective Borrower be entitled to request Loans and Letters of Credit on and subject to the terms and conditions of, and to the extent provided in, this Agreement.

(b) Termination of Subsidiary Borrower Status. So long as all Loans made to any Subsidiary Borrower and any related obligations have been paid in full, all Letters of Credit issued for the account of such Subsidiary Borrower have been cancelled or expired and all Reimbursement Obligations with respect thereto paid in full, the designating Borrower may terminate the status of its Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Agent a Termination Letter in duplicate, duly completed and executed by such Borrower and such Subsidiary. Any Termination Letter furnished hereunder shall be effective upon receipt by the Agent, which shall promptly notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any actual or contingent Obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of any Borrower under the corresponding Guaranty with respect to any such Obligations.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any Fronting Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects any Lender, any applicable Lending Installation or any Fronting Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any Fronting Bank in respect of its Fixed Rate Loans, Letters of Credit or participations therein, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

(c) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Fronting Bank of making, funding or maintaining its Fixed Rate Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender, any applicable Lending Installation or any Fronting Bank in connection with its Fixed Rate Loans, or requires any Lender, any applicable Lending Installation or any Fronting Bank to make any payment calculated by reference to the amount of Fixed Rate Loans, Letters of Credit or participations therein held or interest or Letter of Credit fees received by it, by an amount deemed material by such Lender or such Fronting Bank, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, the applicable Lending Installation, or such Fronting Bank, as the case may be, of making or maintaining its Fixed Rate Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Lender, the applicable Lending Installation, or such Fronting Bank, as the case may be, in connection with such Fixed Rate Loans, Commitment, Letters of Credit or participations therein, then, within 15 days of demand by such Lender or such Fronting Bank, as the case may be, the Borrowers shall pay such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank, as the case may be, for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender or a Fronting Bank determines the amount of capital required or expected to be maintained by such Lender or such Fronting Bank, any Lending Installation of such Lender or such Fronting Bank or any corporation controlling such Lender or Fronting Bank is increased as a result of a Change, then, within 15 days of demand by such Lender or such Fronting Bank, the Borrowers shall pay such Lender or such Fronting Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such Fronting Bank determines is attributable to this Agreement, its Outstanding Credits, Loans or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or such Fronting Bank’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any or any Lender, any Fronting Bank or any Lending Installation or any corporation controlling any Lender or any Fronting Bank. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If (a) any Lender determines that maintenance of its Eurodollar Ratable Loans or Eurodollar Bid Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Ratable Advances are not available or (ii) the interest rate applicable to Eurodollar Ratable Advances does not accurately reflect the cost of making or maintaining Eurodollar Ratable Advances, then the Agent shall, in the case of clause (a) above, suspend the availability of Eurodollar Ratable Advances and Eurodollar Bid Rate Advances and, pursuant to a notice given to the applicable Borrowers from the Agent, require any affected Eurodollar Rate Advances and Eurodollar Bid Rate Advances to be repaid or converted to ABR Advances, subject to the payment of any funding indemnification amounts required by Section 3.4, and, in the case of clause (b) above, suspend the availability of Eurodollar Ratable Advances and, pursuant to a notice given to the applicable Borrowers from the Agent, require any affected Eurodollar Ratable Advances to be repaid or converted to ABR Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the requesting Borrower for any reason other than default by the Lenders, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Fixed Rate Advance.

3.5 Taxes. (a) All payments by the Borrowers to or for the account of any Lender, any Fronting Bank or the Agent hereunder or under any Note or Letter of Credit application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Fronting Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such Fronting Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c) The Borrowers hereby agree to indemnify the Agent, each Lender and each Fronting Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, such Lender or such Fronting Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, such Lender or such Fronting Bank makes demand therefor pursuant to Section 3.6.

(d) Each Lender and each Fronting Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrowers and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrowers and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by any Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Non-U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such Non-U.S. Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide any Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, such Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender or Fronting Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender or any Fronting Bank (because the appropriate form was not delivered or properly completed, because such Lender or such Fronting Bank failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender or such Fronting Bank, as applicable, shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders and the Fronting Banks under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

(h) If any Lender or any Fronting Bank receives a refund which it determines in its sole discretion to be in respect of any Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower (or any Person acting on behalf of such Borrower) has paid additional amounts pursuant to this Section 3.5, then such Lender or such Fronting Bank, as applicable, shall promptly repay such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower (or such Person acting on behalf of such Borrower) under this Section 3.5 with respect to Taxes giving rise to such refund), net of all amounts paid pursuant to Section 3.5(c) and all out-of-pocket expenses of such Lender, such Fronting Bank or the Agent, as the case may be; provided, that such Borrower, upon the request of such Lender, such Fronting Bank or the Agent, agrees to return such refund (together with any penalties, interest or other charges due in connection therewith to the appropriate taxing authority or other Governmental Authority) to such Lender, such Fronting Bank or the Agent in the event such Lender, such Fronting Bank or the Agent is required to pay or to return such refund to the relevant taxing authority or other Governmental Authority.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Ratable Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate or Eurodollar Bid Rate, as the case may be, applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender (which statement shall be conclusive absent manifest error) shall be payable within ten (10) days after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness of Agreement. This Agreement shall not become effective, and the Lenders shall not be required to make any Advance, and the Fronting Banks shall not be required to issue any Letters of Credit hereunder, unless the Borrowers have furnished to the Agent with sufficient copies for the Lenders and each Fronting Bank:

(a) Charters and Good Standing Certificates. Copies of the articles or certificate of incorporation of each Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of any Borrower as required by Section 326 of the USA PATRIOT Act, and, in the case of Nationwide Mutual and Nationwide Life, a certificate of authority (or its equivalent) issued by the insurance department of such Borrower’s state of domicile.

(b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of each Borrower, of its by-laws or code of regulations and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.

(c) Incumbency Certificates. An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower authorized to sign the Loan Documents to which such Borrower is a party and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

(d) Closing Certificates. A certificate, signed by an authorized officer of each Borrower, stating that on the date hereof no Default or Unmatured Default has occurred and is continuing.

(e) Opinion. A written opinion of the Borrowers’ counsel, addressed to the Lenders in form and substance acceptable to the Agent and its counsel.

(f) Notes. Any Notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender.

(g) Fronting Bank Letters. The Borrowers and each Fronting Bank shall have entered into an agreement, in form and substance satisfactory to such Fronting Bank, concerning fees payable by the Borrower to such Fronting Bank for its own account (the “Fronting Bank Fee Letters”).

(h) Fronting Fees. The Borrowers shall have paid all the fees payable in accordance with the Fronting Bank Fee Letters.

(i) Other. Such other documents as any Lender or its counsel may have reasonably requested.

4.2 Each Advance. The Lenders shall not be required to make any Extension of Credit unless as of such Extension of Credit:

(a) There exists no Default or Unmatured Default with respect to the applicable Borrower.

(b) The representations and warranties of the applicable Borrower contained in Article V (other than the representations and warranties set forth in Sections 5.5 and 5.7) are true and correct as of such Extension of Credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c) All legal matters incident to the making of such Extension of Credit shall be satisfactory to the Lenders and their counsel.

(d) Immediately after such Extension of Credit, the total amount of all Outstanding Credits will not exceed the Aggregate Commitment.

Each Ratable Borrowing Notice with respect to each such Ratable Advance, each Competitive Bid Borrowing Notice with respect to each such Competitive Bid Advance, each Notice of Swing Line Borrowing with respect to each such Swing Line Advance and each Letter of Credit Request with respect to each request for the issuance of a Letter of Credit, as the case may be, shall constitute a representation and warranty by such Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making an Extension of Credit.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders and the Fronting Banks that:

5.1 Existence and Standing.

(a) In the case of Nationwide Mutual, such Borrower is a mutual insurance company duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be authorized to conduct business could not reasonably be expected to have a Material Adverse Effect.

(b) In the case of Nationwide Life, such Borrower is an insurance company duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be authorized to conduct business could not reasonably be expected to have a Material Adverse Effect.

(c) In the case of NFS, such Borrower is a corporation duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be authorized to conduct business could not reasonably be expected to have a Material Adverse Effect.

(d) Each of such Borrower’s Material Subsidiaries is a corporation, partnership, limited liability company or business trust duly and properly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed or authorized could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. Such Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by such Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 No Conflict; Government Consent. Neither the execution and delivery by such Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation (including Regulations T, U and X), order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries or (b) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower or a Subsidiary of such Borrower pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority, or any subdivision thereof, or any other Person (including without limitation the shareholders or policyholders, as applicable, of any Person) which has not been obtained by such Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements.

(a) In the case of Nationwide Mutual, the December 31, 2006 Annual Statement of Nationwide Mutual heretofore delivered to the Lenders and the Fronting Banks was prepared in accordance with SAP, and such Annual Statement was prepared and fairly presents the financial condition and operations of Nationwide Mutual as at such date and the results of its operations for the period then ended.

(b) In the case of Nationwide Life, the December 31, 2006 Annual Statement of Nationwide Life heretofore delivered to the Lenders and the Fronting Banks was prepared in accordance with SAP, and such Annual Statement was prepared and fairly presents the financial condition and operations of Nationwide Life as at such date and the results of its operations for the period then ended.

(c) In the case of NFS, the December 31, 2006 consolidated financial statements of NFS and its Subsidiaries heretofore delivered to the Lenders and the Fronting Banks were prepared in accordance with Agreement Accounting Principles, and such statements were prepared and fairly present the consolidated financial condition and operations of NFS and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5 Material Adverse Change. Since December 31, 2006, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of such Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. Such Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by such Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or SAP, as applicable, and as to which no Lien exists. The United States income tax returns of such Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2002. No tax Liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of such Borrower and its Material Subsidiaries in respect of any taxes or other governmental charges are adequate. For the purpose of this Section 5.6, each reference to a Borrower shall be deemed to include a reference to all predecessor entities thereto.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting such Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on such Borrower or which seeks to prevent, enjoin or delay the making of any Extension of Credit. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither such Borrower nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of such Borrower as of December 17, 2007, setting forth the percentage of their respective capital stock or other ownership interests owned by such Borrower or other Subsidiaries of such Borrower. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. No Single Employer Plan has an Unfunded Liability. Neither such Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan. Neither such Borrower nor any other member of the Controlled Group has (i) withdrawn from any Plan or initiated steps to do so, or (ii) taken any steps to reorganize or terminate any Plan; provided, that if any such action has been taken, it could not reasonably be expected to result in liability to the Borrower or any Subsidiary which would have a Material Adverse Effect.

5.10 Accuracy of Information. No information, exhibit or report furnished by such Borrower or any of its Subsidiaries to the Agent or to any Lender or any Fronting Bank in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of such Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12 Material Agreements. Neither such Borrower nor any Material Subsidiary of such Borrower is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither such Borrower nor any Material Subsidiary of such Borrower is in default (beyond any applicable grace or notice period with respect thereto, if any) in the performance, observance or fulfillment of (a) any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any monetary obligation under any agreement or instrument evidencing or governing Indebtedness.

5.13 Compliance With Laws. Such Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14 Plan Assets; Prohibited Transactions. With respect to Nationwide Mutual and NFS, such Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code. With respect to Nationwide Life, such Borrower is not, as a result of the significant participation test found in 29 C.F.R. §2510.3-101(a)(2)(ii) and (f), an entity deemed to hold “plan assets” of any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code, because less than 25% of the value of any class or type of its equity interests is, or could be deemed to be, held by benefit plan investors, as defined in 29 C.F.R. §2510.3-101(f)(2). To the knowledge of the Borrower, neither the execution of this Agreement nor the making of Extensions of Credit hereunder gives rise to a prohibited transaction, within the meaning of Section 406(a) of ERISA or Section 4975 of the Code, that is not the subject of a prohibited transaction class exemption, all of the conditions of which are satisfied by the Borrower.

5.15 Environmental Matters. In the ordinary course of its business, the officers of such Borrower consider the effect of Environmental Laws on the business of such Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to such Borrower due to Environmental Laws. On the basis of this consideration, such Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither such Borrower nor any Subsidiary of such Borrower has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect on such Borrower.

5.16 Investment Company Act. Such Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17 Defaults. No Default or Unmatured Default has occurred and is continuing.

5.18 Insurance Licenses. No License of such Borrower (in the case of Nationwide Mutual and Nationwide Life) or any Material Insurance Subsidiary of such Borrower, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To such Borrower’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

ARTICLE VI

COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Extension of Credit and all fees payable hereunder shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Borrower covenants and agrees that:

6.1 Financial Reporting. Such Borrower will maintain, for itself and each Subsidiary of such Borrower, a system of accounting established and administered in accordance with Agreement Accounting Principles or SAP, as applicable, and furnish to the Lenders and the Fronting Banks:

(a) In the case of NFS, within 100 days after the close of each of its fiscal years, an unqualified audit report on Form 10K as filed with the Securities and Exchange Commission, certified by independent certified public accountants acceptable to the Lenders and the Fronting Banks and prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, shareholders’ equity and cash flows, accompanied by any internal control letter prepared by said accountants.

(b) In the case of NFS, within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, shareholders’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c) (i)In the case of each of Nationwide Mutual and Nationwide Life, upon the earlier of (A) thirty (30) days after the regulatory filing date or (B) one hundred (100) days after the close of each fiscal year of such Borrower, copies of the unaudited Annual Statement of such Borrower, certified by the chief financial officer or the treasurer of such Borrower, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) in the case of Nationwide Life, no later than each June 15, copies of such Annual Statement audited and certified by independent certified public accountants of recognized national statement.

(d) In the case of Nationwide Mutual, (i) within thirty (30) days after the regulatory filing date, copies of the unaudited Combined Annual Statement of Nationwide Mutual, certified by the chief financial officer or the treasurer of Nationwide Mutual, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) no later than each June 15, copies of such Combined Annual Statement audited and certified by independent certified public accountants of recognized national statement.

(e) In the case of Nationwide Mutual and Nationwide Life, upon the earlier of (i) thirty (30) days after the regulatory filing date or (ii) sixty (60) days after the close of each of the first three (3) fiscal quarters of each fiscal year of Nationwide Mutual and Nationwide Life, copies of the unaudited Quarterly Statement of such Borrower, certified by the chief financial officer or treasurer of such Borrower, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein.

(f) Together with the financial statements required under Sections 6.1(a), (b), (c) and (e), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(g) Promptly and in any event within ten (10) days after learning thereof, notification of any changes after the Closing Date in the rating given by Moody’s, S&P or A.M. Best & Co. in respect of any Borrower.

(h) Within five (5) Business Days after the receipt thereof by such Borrower, any written communication from the Insurance Department of the State of Ohio (provided that such communication is directed to such Borrower specifically with respect to a particular inquiry and not to insurance companies generally) which asserts in any material respect that such Borrower has an unsound financial condition;

(i) Within ten (10) days after the required annual filing with the PBGC, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by an actuary enrolled under ERISA.

(j) As soon as possible and in any event within 10 days after such Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such Borrower, describing said Reportable Event and the action which such Borrower proposes to take with respect thereto.

(k) Promptly upon the furnishing thereof to the shareholders (in the case of NFS) or the policyholders (in the case of Nationwide Mutual), copies of all financial statements, reports and proxy statements so furnished.

(l) Promptly and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by such Borrower or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding (or all such assessments, demands, notices, Liens and judicial proceedings, in the aggregate) relates to tax liabilities in excess of ten percent (10%) of (A) in the case of Nationwide Mutual and Nationwide Life, the Statutory Surplus (determined without reduction for any reserve for liabilities) of such Borrower or (B) in the case of NFS, the Consolidated Tangible Net Worth (determined without reduction for any reserve for liabilities) of NFS.

(m) Such other information (including non-financial information) as the Agent, any Lender or any Fronting Bank may from time to time reasonably request.

6.2 Use of Proceeds. Such Borrower will, and will cause each Subsidiary of such Borrower to, use the proceeds of the Extensions of Credit for general corporate purposes (including commercial paper back-up). Such Borrower will not, nor will it permit any Subsidiary of such Borrower to, use any of the proceeds of the Extensions of Credit to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Default. Such Borrower will, and will cause each of its Material Subsidiaries to, give prompt notice in writing to the Lenders and the Fronting Banks of the occurrence of (a) any Default or Unmatured Default, (b) any other development, financial or otherwise, relating specifically to such Borrower or any of its Material Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect on such Borrower, (c) their receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings which could reasonably be expected to result in the revocation or suspension of, any material License now or hereafter held by any Material Insurance Subsidiary of such Borrower which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) their receipt of any notice from any Governmental Authority which could reasonably be expected to result in disciplinary proceedings against or in respect of any Material Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any material judicial or administrative order of which they are aware limiting or controlling the insurance business of such Borrower (in the case of Nationwide Mutual and Nationwide Life) or any Material Insurance Subsidiary of such Borrower (and not the insurance industry generally) which has been issued or adopted and which could reasonably be expected to create a Material Adverse Effect or (f) the commencement of any litigation of which they are aware which could reasonably be expected to create a Material Adverse Effect.

6.4 Conduct of Business. Such Borrower will, and will cause each of its Material Subsidiaries to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (b) do all things reasonably necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect, and (c) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for such Borrower (in the case of Nationwide Mutual or Nationwide Life) or any Material Insurance Subsidiary of such Borrower to operate its insurance business in compliance with all applicable laws and regulations except for any License the loss of which could not reasonably be expected to have a Material Adverse Effect; provided such Borrower (in the case of Nationwide Mutual or Nationwide Life) or any Material Insurance Subsidiary of such

Borrower may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by such Borrower’s senior management to be in the best interest of such Borrower and could not reasonably be expected to have a Material Adverse Effect; provided, further, that nothing provided in this Section 6.4 shall prohibit any consolidation, merger, sale, lease or other transfer permitted under Section 6.10. Such Borrower shall not change its state of domicile or incorporation without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

6.5 Taxes. Such Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles or SAP, as applicable.

6.6 Insurance. Such Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and such Borrower will furnish to any Lender or any Fronting Bank upon request full information as to the insurance carried; provided, that such Borrower and its Subsidiaries may self-insure such risks to the extent it deems it prudent to do so.

6.7 Compliance with Laws. Such Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties. Such Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing herein contained shall prevent such Borrower and its Subsidiaries from discontinuing the operation and maintenance of any of its Property if such discontinuance is desirable in the conduct of its business and such Borrower or such Subsidiary has concluded that such discontinuance could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.9 Inspection. Such Borrower will, and will cause each of its Subsidiaries to, permit the Agent and each of the Lenders and Fronting Banks, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent, any Lender or any Fronting Bank may designate. Such Borrower will keep or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles or SAP, as applicable, consistently applied.

6.10 Merger. Such Borrower will not merge or consolidate with or into any other Person, except that such Borrower may merge with another Person if (a) such Borrower is the corporation surviving the merger and (b) after giving effect to such merger, no Unmatured Default or Default shall have occurred and be continuing.

6.11 Sale of Assets. Such Borrower will not, directly or indirectly through one of its Subsidiaries, lease, sell or otherwise dispose of all or any substantial part of the Property of such Borrower and its Subsidiaries, taken as a whole, to any other Person.

6.12 Liens. Such Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower or any of its Subsidiaries, except:

(a) Liens existing on the date hereof and described on Schedule 6.12;

(b) any Lien on any Property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided, that such Lien (i) applies only to such acquired Property and (ii) attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(c) any Lien on any Property of any Person existing at the time such Person is merged or consolidated with or into such Borrower or its Subsidiary; provided that such Lien (i) applies only to such acquired Property and (ii) is not created in contemplation of such merger or consolidation;

(d) any Lien existing on any Property prior to the acquisition thereof by such Borrower or its Subsidiary; provided, that such Lien (i) applies only to such acquired Property and (ii) is not created in contemplation of such acquisition;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.12; provided, that such Indebtedness is not increased and is not secured by additional Property;

(f) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

(g) Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $25,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h) Liens on cash and cash equivalents securing Rate Management Obligations which are incurred for bona fide hedging purposes or replication purposes and not for speculation;

(i) Liens (i) arising from judicial attachments and judgments, (ii) securing appeal bonds or supersedeas bonds, and (iii) arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose); provided, that (A) the execution or other enforcement of such Liens is effectively stayed, (B) the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and (C) adequate book reserves shall have been established and maintained and shall exist with respect thereto;

(j) Liens in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real Property; provided, that such exceptions and encumbrances do not in the aggregate materially detract from the value of such Property or materially interfere with the use of such Property in the ordinary conduct of the business of such Borrower and its Subsidiaries, taken as a whole;

(k) Liens on Property of a Subsidiary of such Borrower (other than a Subsidiary which is a Borrower); provided, that such Liens secure only obligations owing to such Borrower;

(l) in the case of Nationwide Mutual, Liens on securities owned by Nationwide Mutual securing its obligations under one or more prepaid equity forward contracts;

(m) in the case of Nationwide Mutual and Nationwide Life, Liens on securities, cash and cash equivalents granted in connection with securities lending activities or securities repurchase or reverse-repurchase activities of such Borrower and its Subsidiaries in the ordinary course of business in compliance with all applicable laws; provided, that the aggregate amount of securities, cash and cash equivalents subject to such Liens may at no time exceed 5% of such Borrower’s Statutory Surplus;

(n) Liens consisting of deposits made by such Borrower (in the case of Nationwide Mutual and Nationwide Life) on behalf of itself or any Insurance Subsidiary or by any Insurance Subsidiary of such Borrower with the insurance regulatory authority in its jurisdiction of formation or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of such Borrower or any Insurance Subsidiary of such Borrower, in each case in favor of policyholders of such Borrower or such Insurance Subsidiary and granted in the ordinary course of such Borrower’s or such Insurance Subsidiary’s business;

(o) Liens granted by Nationwide Realty Investors, Ltd. and its Subsidiaries on real property owned thereby and the improvements thereon in connection with the development or operation of such real property and improvements;

(p) Liens granted on assets of Subsidiaries of such Borrower (other than a Subsidiary which is a Borrower) securing indebtedness of such Person incurred in connection with the sale or issuance of Structured Finance Securities, provided that no Borrower or Subsidiary has any recourse obligations with respect thereto;

(q) in the case of Nationwide Life, Liens securing Rate Management Obligations of Nationwide Life incurred in connection with funding agreements issued by Nationwide Life to support its Medium Term Note Program;

(r) Liens on mortgage loans and foreclosure receivables securing indebtedness of a Borrower or its Subsidiaries under a warehousing credit facility in an aggregate principal or face amount at any date not to exceed $150,000,000;

(s) Liens created in connection with Capitalized Lease Obligations; provided, that the principal amount of the Indebtedness secured by any and all such Liens shall not at any time exceed $200,000,000;

(t) Liens granted by Subsidiaries of such Borrower, which Subsidiaries are hedge funds or mutual funds, provided that no Borrower or Subsidiary has any recourse obligations with respect thereto;

(u) Liens incurred in connection with AXXX/XXX Transactions, provided that no Borrower or Subsidiary thereof has any recourse obligations with respect thereto; and

(v) in the case of Nationwide Bank, Liens in connection with repurchase agreements in the ordinary course of business in compliance with all applicable laws;

(w) in the case of NFS and its Subsidiaries, Liens on securities, cash and cash equivalents granted in connection with the marketing of standard banking products by NFS and its Subsidiaries in the ordinary course of business in compliance with all applicable laws; provided, that the aggregate amount of securities, cash and cash equivalents subject to such Liens may not at any time exceed 5% of the Consolidated Tangible Net Worth of NFS; and

(x) Liens not otherwise permitted by the foregoing clauses of this Section 6.12 securing Indebtedness in an aggregate principal or face amount at any date not to exceed (i) in the case of Nationwide Mutual and Nationwide Life, 5% of such Borrower’s Statutory Surplus and (ii) in the case of NFS, 5% of the Consolidated Tangible Net Worth of NFS.

Notwithstanding anything to the contrary in this Section 6.12, in no event shall Nationwide Mutual or its Subsidiaries create, incur or suffer to exist any Lien on the stock of NFS, and in no event shall NFS create, incur or suffer to exist any Lien on the stock of Nationwide Life.

6.13 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction; provided, that the foregoing provisions of this Section 6.13 shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default in respect of such Borrower shall have occurred and be continuing.

6.14 ERISA Compliance. With respect to any Plan, neither such Borrower nor any of its Subsidiaries shall or shall permit any other member of the Controlled Group to:

(a) engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $5,000,000 for all Plans in the aggregate (less amounts determined pursuant to clauses (b), (c) and (d)) could reasonably be expected to be imposed;

(b) permit an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $5,000,000 for all Plans in the aggregate (less amounts determined pursuant to clauses (a), (c) and (d)) to be incurred whether or not waived, or permit any Unfunded Liability which could reasonably be expected to have a Material Adverse Effect;

(c) permit the occurrence of any Reportable Event which could reasonably be expected to result in liability (i) to the Borrower or any Subsidiary in excess of $5,000,000 for all Plans in the aggregate (less amounts determined pursuant to clauses (a), (b) and (d)) or (ii) to any other member of the Controlled Group in an amount which could reasonably be expected to have a Material Adverse Effect;

(d) fail to make any contribution or payment to any Multiemployer Plan which any member of the Controlled Group may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto which results in or could result in a liability (i) of the Borrower or any Subsidiary in excess of $5,000,000 for all Plans in the aggregate (less amounts determined pursuant to clauses (a), (b) and (c)) or (ii) of any other member of the Controlled Group which could reasonably be expected to have a Material Adverse Effect; or

(e) permit the establishment or amendment of any Plan or cause or permit any Plan to fail to comply with the applicable provisions of ERISA and the Code, which establishment, amendment or failure could reasonably be expected to result in liability to any member of the Controlled Group which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.15 Financial Covenants.

6.15.1 Statutory Surplus of Nationwide Mutual. Nationwide Mutual will not permit its Statutory Surplus, determined as at the end of each fiscal quarter of

Nationwide Mutual, to be less than 70% of its Statutory Surplus as of December 31, 2004.

6.15.2 Statutory Surplus of Nationwide Life. Nationwide Life will not permit its Statutory Surplus, determined as at the end of each fiscal quarter of Nationwide Life, to be less than 70% of its Statutory Surplus as of December 31, 2004 at any time.

6.15.3 Leverage Ratio of NFS. NFS will not permit the ratio, determined as of the end of each fiscal quarter of NFS, of (a) Indebtedness of NFS and its Subsidiaries calculated on a consolidated basis as of such time to (b) Total Capitalization of NFS, to be greater than 0.40 to 1.0.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events with respect to any Borrower shall constitute a Default with respect to such Borrower:

7.1 Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of such Borrower or any of its Subsidiaries to the Lenders, the Fronting Banks or the Agent under or in connection with this Agreement, any Extension of Credit, or any certificate or information delivered by or on behalf of such Borrower or any of its Subsidiaries in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Non-Payment of Obligations. Nonpayment of principal of any Loan made to such Borrower when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan made to such Borrower or of any Facility Fee or Utilization Fee, Letter of Credit fee or other obligations of such Borrower under any of the Loan Documents within five days after the same becomes due.

7.3 Specific Defaults. The breach by such Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.14, or 6.15.

7.4 Other Defaults. The breach by such Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Agent, any Fronting Bank or any Lender.

7.5 Cross-Default. Failure of such Borrower or any of its Material Affiliates to pay when due any Indebtedness aggregating in excess of $25,000,000 (“Material Indebtedness”); or the default by such Borrower or any of its Material Affiliates in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of such Borrower or any of its Material Affiliates shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or such Borrower or any of its Material Affiliates shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 Voluntary Proceedings. Such Borrower or any of its Material Affiliates shall (a) have an order for relief entered with respect to it under the Federal bankruptcy or state insurance insolvency laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy or state insurance insolvency laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Involuntary Proceedings. Without the application, approval or consent of such Borrower or any of its Material Affiliates, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or any of its Material Affiliates or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against such Borrower or any of its Material Affiliates and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8 Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of such Borrower and its Material Affiliates which, when taken together with all other Property of such Borrower and its Material Affiliates so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 Judgments. Such Borrower or any of its Material Affiliates shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 Change in Control. Any Change in Control shall occur.

7.11 Rate Management Obligation. Nonpayment by such Borrower or any of its Subsidiaries of any Rate Management Obligation in respect of any Rate Management Transaction entered into between such Borrower or any of its Subsidiaries and any Lender or Affiliate thereof with respect to the Obligations under this Agreement when due or the breach by such Borrower or any of its Subsidiaries of any material term, provision or condition contained in any Rate Management Transaction entered into with respect to the Obligations under this Agreement.

7.12 License. Any License of such Borrower (in the case of Nationwide Mutual and Nationwide Life) or any Material Insurance Subsidiary of such Borrower in a material jurisdiction of such Person (a) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) which could reasonably be expected to result in the revocation of such License shall have been commenced against such Borrower or any such Material Insurance Subsidiary and shall not have been dismissed within thirty (30) days after the commencement thereof, (b) shall be suspended by such Governmental Authority for a period in excess of thirty (30) days or (c) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Borrower or such Material Insurance Subsidiary. For the purposes of this Section 7.12, “material jurisdiction” shall mean a jurisdiction in which such Borrower or Material Insurance Subsidiary generates 10% or more of its total premiums.

7.13 Violation of Insurance Laws. Such Borrower (in the case of Nationwide Mutual and Nationwide Life) or any Material Insurance Subsidiary of such Borrower shall be the subject of a final non-appealable order imposing a fine in an amount in excess of $5,000,000 in any single instance or other such orders imposing fines in excess of $10,000,000 in the aggregate after May 13, 2005 by or at the request of any state insurance regulatory agency as a result of the violation by such Borrower or such Material Insurance Subsidiary of such state’s applicable insurance laws or the regulations promulgated in connection therewith.

7.14 Directive or Mandate. Such Borrower (in the case of Nationwide Mutual and Nationwide Life) or any Material Insurance Subsidiary shall become subject to any conservation, rehabilitation or liquidation order (which, in the case of any Material Insurance Subsidiary, is not stayed within ten (10) days), directive or mandate issued by any Governmental Authority or such Borrower (in the case of Nationwide Mutual and Nationwide Life) or any Material Insurance Subsidiary shall become subject to any other directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

7.15 Cross-Default With Respect to Other Borrowers. The occurrence of a Default under Section 7.2, 7.6 or 7.7 with respect to any other Borrower.

7.16 Invalidity of Disavowal of Guaranty. Any Guaranty or any provisions thereof shall cease to be in full force or effect as to any Borrower, or any Person acting for or on behalf of any Borrower shall deny or disaffirm such Borrower’s obligations under the Guaranty.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs, (a) the obligation of each Lender to make Loans, and the obligation of the Fronting Banks to issue

Letters of Credit, shall automatically be terminated and (b) all Advances, an amount equal to the aggregate Stated Amount of all issued but undrawn Letters of Credit (such amount being the “Letter of Credit Cash Cover”) and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and the obligations of the Fronting Banks to issue Letters of Credit hereunder, or declare all Advances, the Letter of Credit Cash Cover and all other amounts payable under this Agreement to be due and payable, or both, whereupon all such amounts shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives.

In the event that any Borrower is required to pay the Letter of Credit Cash Cover pursuant to this Section, such payment shall be made in immediately available funds to the Agent, which shall hold such funds as collateral pursuant to arrangements satisfactory to the Agent and the Fronting Banks to secure Reimbursement Obligations in respect of Letters of Credit then outstanding.

If, within 30 days after acceleration of the maturity of any or all of the Obligations or termination of the obligations of the Lenders to make Loans and the Fronting Banks to issue Letters of Credit to one or more of the Borrowers hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) may direct, and the Agent shall, by notice to the affected Borrower or Borrowers, rescind and annul such acceleration and/or termination.

8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

(b) Reduce the percentage specified in the definition of Required Lenders;

(c) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.1.4, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrowers to assign their rights under this Agreement; and

(d) Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3 Fronting Banks and Swing Line Lenders; Guaranty. No amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Fronting Bank, or that would alter any provision hereof relating to or affecting Letters of Credit issued by such Fronting Bank, shall be effective unless agreed to in writing by such Fronting Bank. No amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Swing Line Lender, or that would alter provisions hereof relating to or affecting Swing Line Advances made by such Swing Line Lender, shall be effective unless agreed to in writing by such Swing Line Lender. No amendment of any provision of this Agreement shall release any guarantor from its obligations under any Guaranty, without the written consent of each Lender.

8.4 Preservation of Rights. No delay or omission of the Lenders, the Fronting Banks or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Extension of Credit to any Borrower notwithstanding the existence of a Default with respect to such Borrower or the inability of such Borrower to satisfy the conditions precedent to such Extension of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders, the Fronting Banks or the Swing Line Banks, as applicable, required pursuant to Section 8.2 or 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Lenders and the Fronting Banks until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the Extensions of Credit herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender or Fronting Bank shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the Fronting Banks and the Lenders and

supersede all prior agreements and understandings among the Borrowers, the Agent, the Fronting Banks and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender or Fronting Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender or Fronting Bank to perform any of its obligations hereunder shall not relieve any other Lender or Fronting Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (a) Each Borrower jointly and severally agrees to reimburse the Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. Each Borrower also jointly and severally agrees to reimburse the Agent, the Arrangers, the Fronting Banks and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arrangers, the Fronting Banks and the Lenders, which attorneys may be employees of the Agent, the Arrangers, the Fronting Banks or the Lenders) paid or incurred by the Agent, the Arrangers or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. Each Borrower acknowledges that from time to time CUSA may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to such Borrower’s assets for internal use by CUSA from information furnished to it by or on behalf of such Borrower, after CUSA has exercised its rights of inspection pursuant to this Agreement.

(b) Each Borrower hereby further jointly and severally agrees to indemnify the Agent, each Arranger, each Lender, each Fronting Bank, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, any Arranger, any Fronting Bank, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Extension of Credit hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification and except as provided in Section 3.5. The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the Fronting Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, any Arranger, any Lender nor any Fronting Bank shall have any fiduciary responsibilities to any Borrower. Neither the Agent, any Arranger, any Lender nor any Fronting Bank undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Agent, any Arranger, any Lender nor any Fronting Bank shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, any Arranger, any Lender nor any Fronting Bank shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Confidentiality. Each Lender and each Fronting Bank agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, provided that such Persons agree to keep such information confidential to the same extent required by the Lenders hereunder, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party and is legally required to disclose such information, (f) of public information such Lender receives from any Borrower to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by

Section 12.4. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

9.12 Nonreliance. Each Lender and each Fronting Bank hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Extensions of Credit provided for herein.

9.13 Disclosure. Each Borrower and each Lender and each Fronting Bank hereby acknowledge and agree that CUSA and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates.

9.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrowers: When a Borrower opens an account, if such Borrower is an individual, the Agent and the Lenders will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify such Borrower, and, if such Borrower is not an individual, the Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify such Borrower. The Agent and the Lenders may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

10.1 Appointment; Nature of Relationship. CUSA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders and each of the Fronting Banks irrevocably authorizes the Agent to act as the contractual representative of such Lender and such Fronting Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The

Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender or any Fronting Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders and the Fronting Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ and the Fronting Banks’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders or any of the Fronting Banks, (b) is a “representative” of the Lenders and the Fronting Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and each of the Fronting Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender and each Fronting Bank hereby waives.

10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders or the Fronting Banks, or any obligation to the Lenders or the Fronting Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, any Borrower, the Lenders, any Lender, the Fronting Banks, or any Fronting Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Letters of Credit, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender and each Fronting Bank; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any Borrower’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders or to the Fronting Banks information that is not required to be furnished by any Borrower to the Agent at such time, but is voluntarily furnished by any Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Fronting Banks. The Lenders and the Fronting Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders and the Fronting Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or to the Fronting Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent, the Lenders and the Fronting Banks and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8 Agent’s Reimbursement and Indemnification. The Lenders and the Fronting Banks agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders and the Fronting Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent, any Lender, any Fronting Bank or between two or more of the Lenders and/or the Fronting Banks) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent, any Lender, any Fronting Bank or between two or more of the Lenders and/or the Fronting Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender or Fronting Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender or Fronting Bank in accordance with the provisions thereof. The obligations of the Lenders and the Fronting Banks under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender, a Fronting Bank or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and the Fronting Banks.

10.10 Rights as a Lender or a Fronting Bank. In the event the Agent is a Lender or a Fronting Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Extensions of Credit as any Lender or Fronting Bank, as applicable, and may exercise the same as though it were not the Agent, and the term “Lender, “Lenders”, “Fronting Bank” or “Fronting Banks” shall, at any time when the Agent is a Lender or a Fronting Bank, as applicable, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender or a Fronting Bank.

10.11 Lender and Fronting Bank Credit Decision. Each Lender and each Fronting Bank acknowledges that it has, independently and without reliance upon the Agent, any Arranger, any other Lender or any other Fronting Bank and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any other Lender or any other Fronting Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders, the Fronting Banks and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers, the Lenders and the Fronting Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers, the Lenders and the Fronting Banks, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Borrower, any Lender or any Fronting Bank, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders and the Fronting Banks may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and Fronting Bank and for all other purposes shall deal directly with the Lenders and the Fronting Banks. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13 Agent and Arranger Fees. The Borrowers agree to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by (a) the Borrowers and CGMI pursuant to that certain letter agreement dated April 7, 2005 and (b) the Borrowers and WCM pursuant to the certain letter agreement dated April 5, 2005.

10.14 Delegation to Affiliates. The Borrower, the Lenders and the Fronting Banks agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15 Co-Agents, Documentation Agent, Syndication Agent, Managing Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor any Documentation Agent, Syndication Agent or Senior Managing Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders and Fronting Banks as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender or any Fronting Bank. Each Lender and each Fronting Bank hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders and the Fronting Banks under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender, any Fronting Bank or any Affiliate of any Lender or any Fronting Bank to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender or such Fronting Bank, whether or not the Obligations, or any part thereof, shall then be due.

11.2 Ratable Payments. If any Lender or any Fronting Bank, whether by setoff or otherwise, has payment made to it upon its Extensions of Credit (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 or payments of principal or interest on Competitive Bid Loans by any Borrower at a time when no Default is continuing with respect to such Borrower) in a greater proportion than that received by any other Lender, such Lender or Fronting Bank, as applicable, agrees, promptly upon demand, to purchase a portion of the Extensions of Credit held by the other Lenders and Fronting Banks so that after such purchase each Lender and Fronting Bank will hold its ratable proportion of Extensions of Credit. If any Lender or Fronting Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender or Fronting Bank, as applicable, agrees, promptly upon demand, to take such action necessary such that all Lenders and Fronting Banks share in the benefits of such collateral ratably in proportion to their Extensions of Credit. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Fronting Banks and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender or any Fronting Bank of all or any portion of its rights under this Agreement, any Letter of Credit application and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender or Fronting Bank, as applicable, from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan, issued any Letter of Credit or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the

Person which made any Loan, issued any Letter of Credit or which holds any Note to direct payments relating to such Loan, Letter of Credit or Note to another Person. Any assignee of the rights to any Loan, Letter of Credit or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Letter of Credit or Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Letter of Credit or Loan.

12.2 Participations.

12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credits owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credits and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender, each Fronting Bank and each Swing Line Lender, as applicable, shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Extension of Credit or Commitment in which such Participant has an interest which would require consent of all of the Lenders, the Fronting Banks or the Swing Line Lenders, as applicable, pursuant to the terms of Section 8.2 and 8.3 or of any other Loan Document.

12.2.3. Benefit of Setoff. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender and each Fronting Bank shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders and the Fronting Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender and each Fronting Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3 Assignments.

12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrowers and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrowers shall not be required. Such consent of the Agent and, if applicable, the Borrowers shall not be unreasonably withheld or delayed. The consent of each Fronting Bank (in its sole discretion) and each Swing Line Lender (in its sole discretion) shall be required prior to an assignment becoming effective. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrowers and the Agent otherwise consents) be in an amount not less than the lesser of (a) $10,000,000 or (b) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

12.3.2. Effect; Effective Date. Upon (a) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (b) payment to the Agent by the Purchaser or the Lender of a $3,500 fee in respect of any assignment under this Section 12.3 for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credits assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

12.6 Designation. (a) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

(b) As to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any Loan Documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. In the event that any Notes have been issued to the Designated Lender hereunder, no additional Notes shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Notes as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d) In addition, notwithstanding anything to the contrary contained in this Section 12.6 or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Designating Lender or, with the prior consent of the Borrowers and the Agent (provided, that if a Default has occurred and is continuing, the consent of the Borrowers shall not be required) to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV, provided that such Persons agree to keep such information confidential to the same extent required by the Lenders hereunder. This Section 12.6 may not be amended without the written consent of any Designating Lender affected thereby.

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.12 with respect to borrowing notices and except as provided in Section 2.17, 2.18 and 13.2, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of any Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender or any Fronting Bank, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrowers in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2 Electronic Communications.

(a) Each Borrower hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Unmatured Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by either (A) transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Agent to oploanswebadmin@citigroup.com (or such other e-mail address designated by the Agent from time to time) or (B) delivering to the Agent a CD-ROM, DVD or similar digital media containing the Communications.

(b) Each party hereto agrees that the Agent may make the Communications available to the Lenders and the Fronting Banks by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender, each Fronting Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Section 13.2 shall prejudice the right of the Agent to make the Communications available to the Lenders and the Fronting Banks in any other manner specified in the Loan Documents.

(c) Each Borrower hereby acknowledges that certain of the Lenders and the Fronting Banks may be “public-side” Lenders or Fronting Banks (i.e., Lenders or Fronting Banks that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each Borrower hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Borrower shall be deemed to have authorized the Agent, the Lenders and the Fronting Banks to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(d)Each Lender and each Fronting Bank agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender and such Fronting Bank for purposes of this Agreement. Each Lender and each Fronting Bank agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Lender or such Fronting Bank to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Each party hereto agrees that any electronic communication referred to in this Section 13.2 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Agent; provided that if such communication is not so received by the Agent during the normal business hours of the Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Agent.

(f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy of the Platform or the accuracy or completeness of any Communications, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY FRONTING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

13.3 Change of Address. Any Borrower, the Agent, any Lender and any Fronting Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent, the Lenders the Fronting Banks and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY LENDER OR ANY FRONTING BANK TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT, ANY LENDER, ANY FRONTING BANK OR ANY AFFILIATE OF THE AGENT, ANY LENDER OR ANY FRONTING BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, EACH LENDER AND EACH FRONTING BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

AMENDMENT AND RESTATEMENT

16.1. Subject to Section 16.2, on the Closing Date the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (a) this Agreement, any Notes delivered pursuant to Section 2.3.5 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date and (b)

such “Obligations” are in all respects continuing hereunder with only the terms thereof being modified as provided in this Agreement.

16.2. Notwithstanding anything herein to the contrary, in the event that this Agreement is executed by the Required Lenders but not by all the Lenders, then this Agreement shall not restate and supersede the Existing Credit Agreement in its entirety but shall instead be deemed an amendment of the Existing Credit Agreement effecting the modifications to the Existing Credit Agreement included herein and in the Schedules hereto.

16.3. Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrowers contained in the Existing Credit Agreement, the Borrowers acknowledge and agree that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of the Borrowers contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrowers’ monetary obligations under the Existing Credit Agreement in respect of the loans thereunder are continued and evidenced by this Agreement and that all indemnification obligations of the Borrowers pursuant to the Existing Credit Agreement are continued hereunder.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:
Carol L. Dove
Title:	Vice President – Assistant Treasurer
One Nationwide Plaza 1-32-06
Columbus, Ohio 43215-2220
Attention: Carol L. Dove
Telephone: (614) 249-6963
FAX: (614) 249-2739

NATIONWIDE LIFE INSURANCE COMPANY

By:
Carol L. Dove
Title:	Vice President – Assistant Treasurer
One Nationwide Plaza 1-32-06
Columbus, Ohio 43215-2220
Attention: Carol L. Dove
Telephone: (614) 249-6963
FAX: (614) 249-2739

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Carol L. Dove
Title:	Vice President – Assistant Treasurer
One Nationwide Plaza 1-32-06
Columbus, Ohio 43215-2220
Attention: Carol L. Dove
Telephone: (614) 249-6963
FAX: (614) 249-2739

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

CITICORP USA, INC., as Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

ABN AMRO BANK N.V., as Co-Documentation Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Co-Documentation Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

THE BANK OF NEW YORK, as Co- Documentation Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Co- Documentation Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as Co- Documentation Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

MELLON BANK, N.A., as Senior Managing Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Senior Managing Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK, as Co- Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Co- Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

STATE STREET BANK AND TRUST COMPANY, as Co-Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

US BANK, NATIONAL ASSOCIATION, as Co- Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

BANK OF MONTREAL, as Co-Agent and as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

NATIONAL CITY BANK, as a Lender

By:
Name:
Title:

[TO SECOND AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT]

PRICING SCHEDULE

	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Margin	0.140%	0.180%	0.245%	0.325%	0.375%	0.550%
Facility Fee Rate	0.060%	0.070%	0.080%	0.100%	0.125%	0.200%
Utilization Fee Rate	0.050%	0.050%	0.050%	0.075%	0.125%	0.125%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists (a) with respect to Nationwide Mutual or Nationwide Life, at any date if, on such date, such Person’s Moody’s Rating is Aa2 or better or such Person’s S&P Rating is AA or better and (b) with respect to NFS, at any date if, on such date, NFS’s Moody’s Rating is A1 or better or NFS’s S&P Rating is A+ or better.

“Level II Status” exists with respect to any Borrower at any date if, on such date, (a) such Borrower has not qualified for Level I Status and (b) (i) with respect to Nationwide Mutual or Nationwide Life, such Person’s Moody’s Rating is Aa3 or better or such Person’s S&P Rating is AA- or better and (ii) with respect to NFS, NFS’s Moody’s Rating is A2 or better or NFS’s S&P Rating is A or better.

“Level III Status” exists with respect to any Borrower at any date if, on such date, (a) such Borrower has not qualified for Level I Status or Level II Status and (b) (i) with respect to Nationwide Mutual or Nationwide Life, such Person’s Moody’s Rating is A1 or better or such Person’s S&P Rating is A+ or better and (ii) with respect to NFS, NFS’s Moody’s Rating is A3 or better or NFS’s S&P Rating is A- or better.

“Level IV Status” exists with respect to any Borrower at any date if, on such date, (a) such Borrower has not qualified for Level I Status, Level II Status or Level III Status and (b) (i) with respect to Nationwide Mutual or Nationwide Life, such Person’s Moody’s Rating is A2 or better or such Person’s S&P Rating is A or better and (ii) with respect to NFS, NFS’s Moody’s Rating is Baa1 or better or NFS’s S&P Rating is BBB+ or better.

“Level V Status” exists with respect to any Borrower at any date if, on such date, (a) such Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (b) (i) with respect to Nationwide Mutual or Nationwide Life, such Person’s Moody’s Rating is A3 or better or such Person’s S&P Rating is A- or better and (ii) with respect to NFS, NFS’s Moody’s Rating is Baa2 or better or NFS’s S&P Rating is BBB or better.

“Level VI Status” exists with respect to any Borrower at any date if, on such date, such Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

“Moody’s Rating” means, at any time, (a) with respect to Nationwide Mutual and Nationwide Life, the financial strength rating issued by Moody’s and then in effect with respect to such Person, and (b) with respect to NFS, the rating issued by Moody’s and then in effect with respect to NFS’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, (a) with respect to Nationwide Mutual and Nationwide Life, the financial strength rating issued by S&P and then in effect with respect to such Person, and (b) with respect to NFS, the rating issued by S&P and then in effect with respect to NFS’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and the Applicable Facility Fee Rate with respect to each Borrower shall be determined in accordance with the foregoing table based on such Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The Applicable Utilization Fee Rate shall be determined in accordance with the foregoing table based on the Status of the Borrower which has the lowest Status (with Level I Status being the highest Status and Level VI Status being the lowest Status) of all Borrowers to which Advances are then outstanding.

The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time a Borrower has no Moody’s Rating or no S&P Rating, Level VI Status shall exist. Notwithstanding the foregoing, if the Moody’s Rating and the S&P Rating are more than one level apart, then Status shall be based on the level which is one level above the lower of the two levels.

SCHEDULE 1

COMMITMENTS

Lender	Commitment
Citicorp USA, Inc.	$90,000,000
Wachovia Bank, National Association	$90,000,000
ABN AMRO Bank N.V.	$75,000,000
Bank of America, N.A.	$75,000,000
The Bank of New York	$75,000,000
JPMorgan Chase Bank, N.A.	$75,000,000
KeyBank National Association	$75,000,000
HSBC Bank USA, National Association	$75,000,000
Mellon Bank, N.A.	$55,000,000
Wells Fargo Bank, National Association	$55,000,000
The Huntington National Bank	$40,000,000
PNC Bank, National Association	$40,000,000
State Street Bank and Trust Company	$40,000,000
US Bank, National Association	$40,000,000
Bank of Montreal	$40,000,000
Fifth Third Bank	$30,000,000
National City Bank	$30,000,000

Aggregate Commitment:	$1,000,000,000

SCHEDULE 2

LIST OF SWING LINE COMMITMENTS

Swing Line Lender	Swing Line Commitment
Citicorp USA, Inc.	$90,000,000
Wachovia Bank, National Association	$90,000,000

SCHEDULE 5.8

SUBSIDIARIES1

(as of December 17, 2007)

1717 Advisory Services, Inc.

1717 Brokerage Services, Inc.

1717 Capital Management Company

1717 Insurance Agency of Massachusetts, Inc.

1717 Insurance Agency of Texas, Inc.

838-890 W. Goodale, LLC

AGMC Reinsurance, Ltd.

AID Finance Services, Inc.

ALLIED General Agency Company

ALLIED Group, Inc.

ALLIED Property and Casualty Insurance Company

ALLIED Texas Agency, Inc.

AMCO Insurance Company

American Marine Underwriters, Inc.

Arena District Owners Association

Atlantic Floridian Insurance Company

Audenstar Limited

Cal-Ag Insurance Services, Inc.

CalFarm Insurance Agency

Champions of the Community, Inc.

Colonial County Mutual Insurance Company

Continental Cool Springs East, LLC

Continental/North Shore I, L.P.

Continental/North Shore II, L.P.

Corviant Corporation

Crestbrook Insurance Company

Depositors Insurance Company

DVM Insurance Agency, Inc.

East of Madison, LLC

EIRN Investments, LLC

F & B, Inc.

Farmland Mutual Insurance Company

FutureHealth Corporation

FutureHealth Holding Company

[1]

Nationwide Mutual Insurance Company, Nationwide Realty Investors, Ltd. (“NRI”) and potentially other Borrowers and Subsidiaries have, directly or indirectly, a majority interest in a number of entities that are not listed herein (“Excluded Entities”) because they are investment vehicles rather than operating companies. Each Excluded Entity might be considered a “Subsidiary” as defined under the Agreement. The Excluded Entities are formed in the ordinary course of business as permissible investments under applicable law, including, with respect to NRI, for ownership of, investment in, or development of real estate. A complete list of the NRI Subsidiaries and other Excluded Entities are available upon request.

FutureHealth Technologies Corporation

Gates, McDonald & Company

Gates, McDonald & Company of New York, Inc.

GatesMcDonald DTAO, LLC

GatesMcDonald DTC, LLC

GatesMcDonald DTNHP, LLC

GatesMcDonald Health Plus Inc.

GVH Participacoes e Empreendimentos Ltda.

Insurance Intermediaries, Inc.

Intervent USA, Inc.

Life REO Holdings, LLC

Lone Star General Agency, Inc.

Morley & Associates, Inc.

Mullin TBG Insurance Agency Services, LLC

National Casualty Company

National Casualty Company of America, Ltd.

Nationwide Advantage Mortgage Company

Nationwide Affinity Insurance Company of America

Nationwide Agribusiness Insurance Company

Nationwide Arena, LLC

Nationwide Asset Management Holdings

Nationwide Asset Management, LLC

Nationwide Assurance Company

Nationwide Bank

Nationwide Better Health, Inc.

Nationwide Cash Management Company

Nationwide Community Development Corporation, LLC

Nationwide Corporation

Nationwide Document Solutions, Inc.

Nationwide Emerging Managers, LLC

Nationwide Exclusive Agent Risk Purchasing Group, LLC

Nationwide Financial Assignment Company

Nationwide Financial Institution Distributors Agency, Inc.

Nationwide Financial Services Capital Trust

Nationwide Financial Services, Inc.

Nationwide Financial Sp.Zo.o

Nationwide Financial Structured Products, LLC

Nationwide Foundation

Nationwide Fund Advisors

Nationwide Fund Distributors LLC

Nationwide Fund Management LLC

Nationwide General Insurance Company

Nationwide Global Finance, LLC

Nationwide Global Funds

Nationwide Global Holdings, Inc.

Nationwide Global Ventures, Inc.

Nationwide Indemnity Company

Nationwide Insurance Company of America

Nationwide Insurance Company of Florida

Nationwide International Underwriters

Nationwide Investment Advisors, LLC

Nationwide Investment Services Corporation

Nationwide Life and Annuity Company of America

Nationwide Life and Annuity Insurance Company

Nationwide Life Insurance Company

Nationwide Life Insurance Company of America

Nationwide Life Insurance Company of Delaware

Nationwide Life Tax Credit Partners 2007-A, LLC

Nationwide Lloyds

Nationwide Management Systems, Inc.

Nationwide Mutual Capital I, LLC

Nationwide Mutual Capital, LLC

Nationwide Mutual Fire Insurance Company

Nationwide Mutual Funds

Nationwide Mutual Insurance Company

Nationwide Private Equity Fund, LLC

Nationwide Property and Casualty Insurance Company

Nationwide Property Protection Services, LLC

Nationwide Provident Holding Company

Nationwide Realty Investors, Ltd.

Nationwide Retirement Solutions Insurance Agency, Inc.

Nationwide Retirement Solutions, Inc.

Nationwide Retirement Solutions, Inc. of Arizona

Nationwide Retirement Solutions, Inc. of Ohio

Nationwide Retirement Solutions, Inc. of Texas

Nationwide SA Capital Trust

Nationwide Sales Solutions, Inc.

Nationwide Securities, Inc.

Nationwide Separate Accounts LLC

Nationwide Services Company, LLC

Nationwide Services For You, LLC

Nationwide Services Sp.Zo.o.

Nationwide Variable Insurance Trust

Newhouse Capital Partners, LLC

Newhouse MD LLC

Newhouse Special Situations Fund I, LLC

NF Reinsurance Ltd.

NFS Distributors, Inc.

NGH UK, Ltd

Northbank Condominium Home Owners Association

NorthPointe Capital LLC

NRI Equity Land Investments

NRI Equity Tampa, LLC

NRI-CKT Pinellas, LLC

NWD Asset Management Holdings, Inc.

NWD Investment Management, Inc.

NWD Investments, LLC

NWD Management & Research Trust

NWD MGT, LLC

OCH Company, LLC

Old Track Street Owners Association

Olentangy Reinsurance Company

Pension Associates, Inc.

Polaris A, Ltd.

Premier Agency, Inc.

Provestco, Inc.

RCMD Financial Services, Inc.

RC-NRI, LLLP

Registered Investment Advisors Services, Inc.

Retention Alternatives Ltd.

Riverview Alternative Investment Advisors, LLC

Riverview International Group, Inc.

RNN GP, LLC

RNN, LLLP

RP&C International (Securities), Inc.

RP&C International Ltd.

RP&C International, Inc.

Scottsdale Indemnity Company

Scottsdale Insurance Company

Scottsdale Surplus Lines Insurance Company

TBG Advisory Services Corporation

TBG Aviation, LLC

TBG Danco Insurance Services Corporation

TBG Financial & Insurance Services Corp.

TBG Financial and Insurance Services Corporation of Hawaii

TBG Insurance Services Corporation

The Healthcare Fund LDC

The Waterfront Partners, LLC

THI Holdings (Delaware), Inc.

Titan Auto Insurance of New Mexico, Inc.

Titan Indemnity Company

Titan Insurance Company

Titan Insurance Services, Inc.

V.P.I. Services, Inc.

Veterinary Pet Insurance Company

Victoria Automobile Insurance Company

Victoria Financial Corporation

Victoria Fire & Casualty Company

Victoria Insurance Agency, Inc.

Victoria National Insurance Company

Victoria Select Insurance Company

Victoria Specialty Insurance Company

Vida Seguradora SA

Washington Square Administrative Services, Inc.

Waterfront Market East, LLC

Western Heritage Insurance Company

Whitehall Holdings, Inc.

WI of Florida, Inc.

SCHEDULE 6.12

LIENS

Type of Facility	Lender	Commitment Amount	Secured	Collateral
Warehouse Credit Facility	National City Bank as Syndication Agent	$150,000,000	Yes	Mortgage Loans and servicing rights
Securities sale and repurchase agreement	National City Bank	$70,000,000	Yes	Mortgage Loans and Mortgage securities
7.96% senior secured notes	Mutual of Omaha Insurance Co.	$10,000,000	Yes	Mortgage servicing rights
Repurchase Agreement	FHLB	$157,400,000	Yes	Invested assets
Repurchase Agreement	Citibank	$32,100,000	Yes	Invested assets
Repurchase Agreement	JPM Chase	$24,200,000	Yes	Invested assets
Repurchase Agreements	State of Ohio	$5,400,000	Yes	Invested assets
Repurchase Agreements	Corp One	$6,000,000	Yes	Invested assets

Total		$455,100,000

EXHIBIT A-1

RATABLE NOTE

(Section 2.11)

[Date]

                    , a                      (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Ratable Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Agreement (as hereinafter defined), in immediately available funds at the main office of Citicorp USA, Inc., as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Ratable Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Ratable Loan and the date and amount of each principal payment hereunder.

This Note is one of the Ratable Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Five Year Credit Agreement dated as of December 31, 2007 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto,] the Fronting Banks party thereto, the Lenders party thereto, including the Lender, and Citicorp USA, Inc., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                                 ,

DATED                     ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT A-2

COMPETITIVE BID NOTE

(Section 2.11)

[Date]

                    , a                      (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Agreement (as hereinafter defined), in immediately available funds at the main office of Citicorp USA, Inc., as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Competitive Bid Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder.

This Note is one of the Competitive Bid Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Five Year Credit Agreement dated as of December 31, 2007 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto,] the Fronting Banks party thereto, the Lenders party thereto, including the Lender, and Citicorp USA, Inc., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                         ,

DATED             ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT B

COMPLIANCE CERTIFICATE

(Sections 4.2 and 6.1(f))

To:	The Lenders, Fronting Banks and Swing Line Banks to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Five Year Credit Agreement dated as of December 31, 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Nationwide Mutual Insurance Company, Nationwide Life Insurance Company, Nationwide Financial Services, Inc., the Subsidiary Borrowers party thereto, the Fronting Banks party thereto, the Lenders party thereto and Citicorp USA, Inc., as Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                          of                                          (the “Borrower”);

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default with respect to the Borrower during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement for the quarter ended                         ,             , all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,          .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,         with

Provisions of Section 6.15 of

the Agreement

Section 6.15 - Financial Covenants

1.	Section 6.15.1 - Statutory Surplus of Nationwide Mutual

	(a)	Required:			$

	(b)	Actual:			$

2.	Section 6.15.2 - Statutory Surplus of Nationwide Life

	(a)	Required:			$

	(b)	Actual:			$

3.	Section 6.15.3 - Leverage Ratio of NFS

	(a)	Required:				0.40:1.0

	(b)	Actual:

		(i)	Indebtedness:		$

		(ii)	Total Capitalization:

			(A)	Consolidated stockholders’ equity:	$

			(B)	3(b)(i) plus 3(b)(ii)(A):	$

		(iii)	Ratio of 3(b)(i) to 3(b)(ii)(B):			:1.0

EXHIBIT C

ASSIGNMENT AGREEMENT

(Section 12.3.1)

This Assignment Agreement (this “Assignment Agreement”) between                                          (the “Assignor”) and                                          (the assignee”) is dated as of                     , 20    . The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a Second Amended and Restated Five Year Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3(a) of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 3(b) of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 3(d) of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 3(e) of Schedule 1.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) such interest is free and clear of any adverse claim created by the Assignor and (c) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders and Fronting Banks a security interest in assets of any Borrower or any guarantor, (b) any representation, warranty or statement made in or in connection with any of the Loan Documents, (c) the financial condition or creditworthiness of any Borrower or any guarantor, (d) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (e) inspecting any of the property, books or records of any Borrower, (f) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (g) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender or Fronting Bank and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (d) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (f) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (g) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (h) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (i) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United

States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

SCHEDULE 1

to Assignment Agreement

1. Description and Date of Credit Agreement: Second Amended and Restated Five Year Credit Agreement, dated as of December 31, 2007, among Nationwide Mutual Insurance Company, Nationwide Life Insurance Company, Nationwide Financial Services, Inc., the Subsidiary Borrowers party thereto, the Fronting Banks party thereto, the Lenders party thereto (the “Lenders”) and Citicorp USA, Inc., as Agent.

2. Date of Assignment Agreement:             , 20     .

3. Amounts (As of Date of Item 2 above):

(a) Assignee’s percentage of Obligations purchased under this Agreement:             %*

(b) Amount of outstanding Loans purchased under this Agreement:

(i) Base Rate Loans: $

(ii) Competitive Bid Loans: $

(c) Assignee’s Commitment (or Loans with respect to terminated Commitments) purchased hereunder: $                    .

(d) Proposed Effective Date:                     ,

(e) Non-standard Recordation Fee Arrangement: [N/A] [Assignor/Assignee to pay 100% of fee] [fee waived by Agent].**

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

ACCEPTED AND CONSENTED TO*** BY NATIONWIDE MUTUAL INSURANCE COMPANY	ACCEPTED AND CONSENTED TO*** BY NATIONWIDE LIFE INSURANCE COMPANY

By:	By:
Title:	Title:

ACCEPTED AND CONSENTED TO*** BY NATIONWIDE FINANCIAL SERVICES, INC.	ACCEPTED AND CONSENTED TO BY CITICORP USA, INC.

By:	By:
Title:	Title:

ACCEPTED AND CONSENTED TO BY [NAME OF FRONTING BANK]	ACCEPTED AND CONSENTED TO BY [NAME OF SWING LINE LENDER]

By:	By:
Title:	Title:

*	Percentage taken to 10 decimal places

**	If fee is split 50-50, pick N/A as option

***	Delete if not required by Credit Agreement

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee

(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:
Name:	Name:
Telephone No.:	Telephone No.:
Fax No.:	Fax No.:
Telex No.:	Telex No.:
Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

CUSA INFORMATION

Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:		Subsequent Operations Contact:

Name:		Name:
Telephone No.:	(212)	Telephone No.:	(212)
Fax No.:	(212)	Fax No.:	(212)

Initial Funding Standards:

Libor - Fund 2 days after rates are set.

CUSA Wire Instructions:	Citicorp USA, Inc., ABA #
Incoming Account #
Ref:

Address for Notices for CUSA:

Fax No.:

EXHIBIT D

COMPETITIVE BID QUOTE

(Section 2.3.4)

                    ,

To:	Citicorp USA, Inc.

  as Agent

Re:	Competitive Bid Quote to (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                 ,         , we hereby make the following Competitive Bid Quote pursuant to Section 2.3.4 of the Agreement hereinafter referred to and on the following terms:

1.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Borrowing Date: [1]

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount [2]	Interest Period [3]	[Competitive Bid Margin [4] ]	[Absolute Rate [5] ]	Minimum/Maximum Amount[6]
$				$

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Second Amended and Restated Five Year Credit Agreement dated as of December 31, 2007 (as amended, supplemented or otherwise modified from time to

[1]	As set forth in the Invitation for Competitive Bid Quotes.

[2]	Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $25,000,000 and an integral multiple of $1,000,000.

[3]	One, two, three or six months or at least 1 and up to 180 days, as specified in the related Invitation For Competitive Bid Quotes.

[4]

Competitive Bid Margin over or under the Eurodollar Base Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS”.

[5]	Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

[6]	Specify minimum or maximum amount, if any, which the Borrower may accept (see Sections 2.3.4(b)(iv) and (vi)).

time through the date hereof, the “Agreement”) among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto], the Lenders and Fronting Banks from time to time party thereto and Citicorp USA, Inc., as Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours,

[NAME OF LENDER]

By:
Title:

EXHIBIT E

COMPETITIVE BID QUOTE REQUEST

(Section 2.3.2)

                ,

To:	Citicorp USA, Inc.,

  as agent (the “Agent”)

From:                             (the “Borrower”)

Re:

Second Amended and Restated Five Year Credit Agreement dated as of December 31, 2007 (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”) among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto,] the Lenders and Fronting Banks from time to time party thereto and Citicorp USA, Inc., as Agent.

1. Capitalized terms used herein have the meanings assigned to them in the Agreement.

2. We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date:                     ,

Principal Amount[1]	Interest Period[2]
$

3. Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate].

4. Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made by the Borrower in Article V of the Agreement [(other than Sections 5.5 and 5.7 thereof) 3].

[1]	Amount must be at least $25,000,000 and an integral multiple of $1,000,000.

[2]

One, two, three or six months (Eurodollar Auction) or at least 1 and up to 180 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Absolute Rate Interest Period.

[3]	Delete for initial Extension of Credit.

[NAME OF BORROWER]

By:
Title:

EXHIBIT F

INVITATION FOR COMPETITIVE BID QUOTES

(Section 2.3.3)

                ,

To:	Each of the Lenders party to the Agreement

referred to below

Re:	Invitation for Competitive Bid Quotes to
(the “Borrower”)

Pursuant to Section 2.3.3 of the Second Amended and Restated Five Year Credit Agreement dated as of December 31, 2007 (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”) among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto,] the Lenders and Fronting Banks from time to time party thereto and Citicorp USA, Inc., as Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Advance(s):

Borrowing Date:                     ,

Principal Amount	Interest Period
$

Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.

Please respond to this invitation by no later than 10:00 a.m. (New York time) on                 ,       .

CITICORP USA, INC.,
as Agent

By:
Title:

EXHIBIT G

FORM OF NOTICE OF SWING LINE BORROWING

(Section 2.17(b))

Citicorp USA, Inc.,

as agent (the “Agent”)

[                                               ]

[                                               ]

Attention: [                            ]

                 , 200

Ladies and Gentlemen:

The undersigned,                     , (the “Borrower”), refers to that certain Second Amended and Restated Credit Agreement, dated as of December 31, 2007 (the “Credit Agreement”), among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto], the Lenders and Fronting Banks party thereto and Citicorp USA, Inc., as Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.17(b) of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Swing Line Borrowing (the “Proposed Borrowing”) as required by Section 2.17(b) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , .

(ii)	The aggregate amount of the Proposed Borrowing is $ .

(iii)	The Borrower requesting the Proposed Borrowing is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of such Borrower contained in Article V [(other than Sections 5.5 and 5.7 thereof)]* of the Credit Agreement are

*	Delete for initial Extension of Credit.

correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default with respect to such Borrower (and if another Borrower has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to the Borrower issuing the applicable Guaranty) or would constitute an Default with respect to such Borrower (and if another Borrower has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to the Borrower issuing the applicable Guaranty) but for the requirement that notice be given or time elapse or both; and

(C) immediately following such Proposed Borrowing, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment and (3) the aggregate principal amount of the Swing Line Advances outstanding shall not exceed the Swing Line Sublimit.

Very truly yours,

[NAME OF BORROWER]

By:
Title:

EXHIBIT H

FORM OF LETTER OF CREDIT REQUEST

(Section 2.18(c))

                 , 200

Citicorp USA, Inc.,

as agent (the “Agent”)

[                                               ]

[                                               ]

Attention: [                            ]

[                                    , as Fronting Bank

[ADDRESS]]

Ladies and Gentlemen:

The undersigned,                     , (the “Borrower”), refers to that certain Second Amended and Restated Credit Agreement, dated as of December 31, 2007 (the “Credit Agreement”), among the Borrower, [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] [the Subsidiary Borrowers party thereto,] the Lenders and Fronting Banks party thereto and Citicorp USA, Inc., as Agent. Capitalized terms used herein, and not otherwise defined herein, shall have their respective defined meanings as set forth in the Credit Agreement.

Pursuant to Section 2.18(c) of the Credit Agreement, the Borrower irrevocably requests that the Fronting Bank to which this Letter of Credit Request is addressed issue a Letter of Credit on the following terms:

1.	Date of Issuance:

2.	Expiration Date:

3.	Stated Amount:

4.	Beneficiary:

5.	Account Party:

and the terms set forth in the attached application for said Letter of Credit.

The Borrower hereby further certifies that (i) as of the date hereof, (ii) as of the Date of Issuance and (iii) after the issuance of the Letter of Credit requested hereby:

(A) the representations and warranties of such Borrower contained in Article V [(other than Sections 5.5 and 5.7 thereof)]* of the Credit Agreement are true and correct on and as of the date hereof, before and after giving effect to the issuance of such Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such dates;

(B) no event has occurred and is continuing, or would result from the issuance of the Letter of Credit requested hereby or from the application of the proceeds therefrom, that constitutes a Default with respect to such Borrower (and if another Borrower has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to the Borrower issuing the applicable Guaranty) or would constitute a Default with respect to such Borrower (and if another Borrower has executed and delivered a Guaranty with respect to the obligations of such Borrower thereunder, with respect to the Borrower issuing the applicable Guaranty) but for the requirement that notice be given or time elapse or both; and

(C) immediately following the issuance of such Letter of Credit, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment and (3) the Stated Amount thereof, when aggregated with (x) the Stated Amount of each other Letter of Credit that is outstanding or with respect to which a Letter of Credit Request has been received and (y) the outstanding Reimbursement Obligations, shall not exceed the L/C Commitment Amount.

If notice of the request for the above referenced Letter of Credit has been given by the Borrower previously by telephone, then this notice shall be considered a written confirmation of such telephone notice as required by Section 2.18(c) of the Credit Agreement.

[NAME OF BORROWER]

By:
Title:

*	Delete for initial Extension of Credit.

EXHIBIT I

FORM OF DESIGNATION LETTER

(Section 2.19(a))

                        ,

Citicorp USA, Inc.,

as agent (the “Agent”)

[                                                     ]

[                                                     ]

Attention: [                                ]

Ladies and Gentlemen:

We refer to the Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Second Amended and Restated Five Year Credit Agreement”) dated as of December 31, 2007 among the undersigned (the “Borrower”) [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] the Subsidiary Borrowers party thereto, the Lenders and Fronting Banks party thereto and Citicorp USA, Inc., as Agent. Unless otherwise defined herein, capitalized terms used in this Designation Letter have the meanings ascribed thereto in the Credit Agreement.

The Borrower hereby designates [                    ] (the “Designated Subsidiary”), a Wholly-Owned Subsidiary of the Borrower and a [corporation duly incorporated under the laws of [                ]], as a “Subsidiary Borrower” in accordance with Section 2.19(a) of the Credit Agreement until such designation is terminated in accordance with Section 2.19(b) of the Credit Agreement.

The Designated Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Subsidiary Borrower under the Credit Agreement and agrees and confirms that, upon your execution and return to the Borrower of the enclosed copy of this letter, and subject to the satisfaction of each of the other terms and conditions set forth in Section 2.19(a) of the Credit Agreement, the Designated Subsidiary shall be a Subsidiary Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Subsidiary Borrower. The Designated Subsidiary hereby authorizes and empowers the Borrower to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Agent and each Lender and Fronting Bank may conclusively rely on the foregoing authorization.

The Borrower hereby represents and warrants to the Agent, and to each of the Lenders and the Fronting Banks that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Article V of the Credit Agreement [(other than Sections 5.5 and 5.7 thereof)]* are true and correct on the date hereof as if made on and as of the date hereof, and (ii) no Default has occurred and is continuing. The Designated Subsidiary represents and warrants that, in so far as they relate to such Designated Subsidiary, each of the representations and warranties set forth in Article V of the Credit Agreement [(other than Sections 5.5 and 5.7 thereof)]* is true and correct on the date hereof as if made on and as of the date hereof. This Designation Letter shall be governed by, and construed in accordance with, the internal laws (without regard to the conflict of laws provisions) of the State of New York. Without limiting any other provisions hereof, the Designated Subsidiary hereby submits to jurisdiction and makes the waivers and otherwise in all aspects agrees to the terms set forth in Article XIV of the Credit Agreement as if fully set forth herein.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS DESIGNATION LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

[NAME OF DESIGNATED SUBSIDIARY]

By:
Name:
Title:

*	Delete for initial Extension of Credit.

EXHIBIT J

FORM OF TERMINATION LETTER

(Section 2.19(b))

Citicorp USA, Inc.,

as agent (the “Agent”)

[                                                     ]

[                                                     ]

Attention: [                                ]

Ladies and Gentlemen:

We refer to the Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Second Amended and Restated Five Year Credit Agreement”) dated as of December 31, 2007 among the undersigned (the “Borrower”) [Nationwide Mutual Insurance Company,] [Nationwide Life Insurance Company,] [Nationwide Financial Services, Inc.,] the Subsidiary Borrowers party thereto, the Lenders and Fronting Banks party thereto and Citicorp USA, Inc., as Agent. Unless otherwise defined herein, capitalized terms used in this Termination Letter have the meanings ascribed thereto in the Credit Agreement.

The Borrower hereby terminates the status as a Subsidiary Borrower of                     , a corporation incorporated under the laws of                      (the “Designated Subsidiary”), in accordance with Section 2.19(b) of the Credit Agreement, effective as of the date of receipt of this notice by the Agent. The undersigned hereby represent and warrant that all Loans made to the Designated Subsidiary and all related interest have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not terminate (a) any Obligation of such Designated Subsidiary that remains unpaid on the date hereof (including, without limitation, any Obligation arising hereafter in respect of the Designated Subsidiary under Article III of the Credit Agreement) or (b) the obligations of the Borrower under the Guaranty with respect to any such unpaid Obligations.

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

[SUBSIDIARY BORROWER]

By:
Name:
Title:

EXHIBIT K

FORM OF GUARANTY

(Section 2.19(a))

GUARANTY, dated as of             , 200    , made by the undersigned (the “Guarantor”), in favor of the Lenders (as defined in the Credit Agreement referred to below), Citibank USA, Inc. (“Citibank”), as Agent for the Lenders (the “Agent”), the fronting banks party to the Credit Agreement referred to below from time to time (the “Fronting Banks”) and the swing line lenders party to the Credit Agreement referred to below from time to time (the “Swing Line Lenders”, and together with the Lenders, the Agent and the Fronting Banks, the “Beneficiaries”).

PRELIMINARY STATEMENT

The Guarantor, [Nationwide Mutual Insurance Company], [Nationwide Life Insurance Company] and [Nationwide Financial Services, Inc.] (together, the “Borrowers”), are parties to a Second Amended and Restated Five Year Credit Agreement, dated as of December 31, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), with the Beneficiaries. The Guarantor may receive, directly or indirectly, a portion of the proceeds of the Extensions of Credit under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the Guarantor’s designation of                      (the “Guaranteed Borrower”) as a “Subsidiary Borrower” under the Credit Agreement that the Guarantor deliver this Guaranty. The Guarantor desires to deliver this Guaranty in fulfillment of such condition.

NOW, THEREFORE, in consideration of the premises and in order to induce the Beneficiaries to make Advances to, to issue Letters of Credit for the account of the Guaranteed Borrower and to otherwise satisfy their obligations under the Credit Agreement, the Guarantor hereby agrees as follows:

SECTION 1. Guaranty; Limitation of Liability.

The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all payment, performance and other obligations of the Guaranteed Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, reimbursement obligations, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, including, without limitation, (i) the obligation of the Guaranteed Borrower to pay principal, interest, Letter of Credit fees, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Guaranteed Borrower under any Loan Document, (ii) the obligation of the Guaranteed Borrower to reimburse any amount in respect of any drawing under any Letter of Credit issued for the account of the Guaranteed Borrower and (iii) any liability of the Guaranteed

Borrower on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, fees and expenses of counsel) incurred by any Beneficiary in enforcing any rights under this Guaranty or any other Loan Document.

The Guarantor, and by its acceptance of this Guaranty, each Beneficiary hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations. To effectuate the foregoing intention, the Beneficiaries and the Guarantor hereby irrevocably agree that the Guaranteed Obligations at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 7.6 or 7.7 of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

SECTION 2. Guaranty Absolute.

The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations the Guaranteed Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Guaranteed Borrower or whether the Guaranteed Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Guaranteed Borrower or any other Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Guaranteed Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Guaranteed Borrower or any other Borrower or any of its Subsidiaries;

(f) any failure of any Beneficiary to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guaranteed Borrower now or hereafter known to such Beneficiary (the Guarantor waiving any duty on the part of Beneficiaries to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of the Guarantor, the Guaranteed Borrower or otherwise, all as though such payment had not been made.

SECTION 3. Waivers and Acknowledgments.

(a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Guaranteed Borrower or any other Person or any collateral.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Beneficiary that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Guaranteed Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Beneficiary to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guaranteed Borrower or any other Borrower or any of its Subsidiaries now or hereafter known by such Beneficiary.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

SECTION 4. Subrogation.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Guaranteed Borrower that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against the Guaranteed Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Guaranteed Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit issued for the account of the Guaranteed Borrower shall have expired or been terminated and the Commitments relating to the Guaranteed Borrower shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Facility Termination Date, and (c) the latest date of expiration or termination of all Letters of Credit issued for the account of the Guaranteed Borrower, such amount shall be received and held in trust for the benefit of the Beneficiaries, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to any Beneficiary of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Facility Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Beneficiaries will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

SECTION 5. Payments Free and Clear of Taxes, Etc.

(a) Any and all payments made by the Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 3.5 of the Credit Agreement, free and clear of and without deduction for any and all present or future taxes. If the Guarantor shall be required by law to deduct any taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to any Beneficiary, (i) the sum payable by the Guarantor shall be increased as may be necessary so that after the Guarantor and the Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Beneficiary receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make all such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of the Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

(c) The Guarantor agrees to indemnify each Beneficiary for and hold it harmless against the full amount of taxes and Other Taxes, (including, without limitation, any taxes or Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5) imposed on or paid by such Beneficiary and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Beneficiary makes written demand therefor.

(d) From time to time thereafter if requested by the Guarantor or the Agent, each Beneficiary organized under the laws of a jurisdiction outside the United States shall provide the Agent, each Fronting Bank, each Swing Line Lender and the Guarantor with the forms prescribed by the Internal Revenue Service of the United States certifying that such Beneficiary is exempt from United States withholding taxes with respect to all payments to be made to such Beneficiary hereunder. If for any reason during the term of this Guaranty, any Beneficiary becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Beneficiary shall promptly notify the Agent, each Fronting Bank, each Swing Line Lender and the Guarantor in writing to that effect. Unless the Guarantor, the Fronting Banks, the Swing Line Lenders and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Guarantor, each Fronting Bank, each Swing Line Lender or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Beneficiary organized under the laws of a jurisdiction outside the United States.

(e) Any Beneficiary claiming any additional amounts payable pursuant to this Section 5 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Installation if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Beneficiary, be otherwise disadvantageous to such Beneficiary.

(f) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the payment in full or termination of the Guaranteed Obligations.

SECTION 6. Representations and Warranties.

The Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrowers with respect to the Guarantor and the Guarantor hereby further represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b) The Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and the Guarantor has established adequate means of obtaining from the Guaranteed Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Guaranteed Borrower.

SECTION 7. Covenants.

The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit issued for the account of the Guaranteed Borrower shall be outstanding or any Lender shall have any Commitment relating to the Guaranteed Borrower, the Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan

Documents on its or their part to be performed or observed or that the Guarantor has agreed to cause the Guaranteed Borrower or such Subsidiaries to perform or observe.

SECTION 8. Amendments.

No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in compliance with Article VIII of the Credit Agreement.

SECTION 9. Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or cable communication) and mailed, telegraphed, telecopied, cabled or delivered to it, if to the Guarantor, addressed to it at its addresses specified in Section 13.1 of the Credit Agreement, if to the Agent, any Lender or any Fronting Bank, at its address specified in Section 13.1 of the Credit Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or cabled, be effective when deposited in the mails, delivered to the telegraph company, telecopied or delivered to the cable company, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any supplemental guaranty to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 10. No Waiver, Remedies.

No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11. Right of Set-off.

Upon the occurrence and during the continuance of a Default, each Beneficiary and each of its Affiliates that is acting as a Fronting Bank under the Credit Agreement is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, (i) any payroll accounts maintained by the Guarantor with such Beneficiary if and to the extent that such Beneficiary shall have expressly waived its set-off rights in writing in respect of such payroll account and (ii) any accounts maintained by the Guarantor with such Beneficiary pursuant to statutory or regulatory requirements, including, without limitation, reserve accounts supporting insurance claims) at any time held and other indebtedness at any time owing by such Beneficiary or such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether such Beneficiary shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured. Each Beneficiary agrees promptly to notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Beneficiary and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Beneficiary and its respective Affiliates may have.

SECTION 12. Indemnification.

(a) Without limitation on any other Guaranteed Obligations of the Guarantor or remedies of the Beneficiaries under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Beneficiary and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Guaranteed Borrower enforceable against the Guaranteed Borrower in accordance with their terms.

(b) Absent the Indemnified Party’s gross negligence or willful misconduct, the Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of its respective Affiliates or any of their respective officers, directors, employees, agents and advisors. The Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages in connection with, arising out of, or otherwise relating to this Guaranty, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances constituting Guaranteed Obligations.

(c) Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of the Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

SECTION 13. Subordination.

If a Default or Unmatured Default shall have occurred and be continuing, the Guarantor agrees to subordinate any and all debts, liabilities and other obligations owed to the Guarantor by the Guaranteed Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc. Except during the continuance of a Default or Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower), the Guarantor may receive regularly scheduled payments from the Guaranteed Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of a Default or Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower), however, unless the

Agent otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower, the Guarantor agrees that the Beneficiaries shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of a Default or Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Guaranteed Borrower), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Beneficiaries and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of a Default or Unmatured Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other the Guaranteed Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 14. Continuing Guaranty; Assignments under the Credit Agreement.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Facility Termination Date, (iii) the latest date of expiration or termination of all Letters of Credit issued for the account of the Guaranteed Borrower, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Beneficiaries and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Beneficiary may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Beneficiary herein or otherwise, in each case as and to the extent provided in Section 12.3 of the Credit Agreement.

The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Beneficiaries.

SECTION 15. Execution in Counterparts.

This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

SECTION 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) To the fullest extent permitted by law, the Guarantor hereby irrevocably and unconditionally (i) submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, and (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, in such Federal court. The Guarantor agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. The Guarantor also, irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing of certified mail of copies of such process to the Guarantor at its address specified in Section 9.

(d) THE GUARANTOR AND EACH BENEFICIARY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF BORROWER]

By:
Name:
Title: